Lease between
SI 55, LLC and ServiceNow, Inc.

1.	PARTIES:
THIS LEASE, is entered into on this 12th day of December, 2014, (“Effective Date”) between SI 55, LLC, a California limited liability company, whose address is 10600 North De Anza Boulevard, Suite 200, Cupertino, CA 95014 and ServiceNow, Inc., a Delaware corporation, whose address is set forth in Section 20.M below, hereinafter called respectively Landlord and Tenant. Landlord and Tenant are collectively referred to in this Lease as the “Parties” and sometimes individually as a “Party”.

2.	PREMISES:
Landlord hereby leases to Tenant, and Tenant hires from Landlord, those certain premises (the “Premises”) situated in the City of Santa Clara, County of Santa Clara, State of California, being all of the rentable square footage contained in that certain building commonly known and designated as 2215 Lawson Lane (the “2215 Building”) and that certain building commonly known and designated as 2225 Lawson Lane (the “2225 Building”). The 2215 Building and 2225 Building are sometimes individually referred to in this Lease as a “Building”, and collectively as the “Buildings. For purposes of this Lease, the rentable square footage assigned to the 2215 Building is deemed to be one hundred sixty four thousand five hundred seventy nine (164,579) rentable square feet, consisting of the rentable square footage of the interior of the 2215 Building (deemed to be one hundred fifty five thousand three hundred ten (155,310) rentable square feet (the “Deemed 2215 Building Square Footage”)) plus an additional nine thousand two hundred sixty nine (9,269) rentable square feet of the Amenities Building (defined below)). For purposes of this Lease, the rentable square footage assigned to the 2225 Building is deemed to be one hundred sixty four thousand two hundred eighty eight (164,288) rentable square feet, consisting of the rentable square footage of the interior of the 2225 Building (deemed to be one hundred fifty five thousand thirty six (155,036) rentable square feet (the “Deemed 2225 Building Square Footage”)) plus an additional nine thousand two hundred fifty two (9,252) rentable square feet of the Amenities Building. The deemed rentable square footage of each Building is sometimes referred to in this Lease as the “Deemed Building Square Footage”, and collectively as the “Deemed Buildings Square Footage”. The general location of the Buildings is shown on Exhibit “A”.
Tenant shall also have the nonexclusive right to use, on a non-reserved basis (subject to this Section below), during the Lease Term and any extension thereof the parking spaces within Phase 1 (defined below) (without imposition of a parking fee for the use of the parking spaces) at a ratio for each Building equal to three and eighty six one-hundredths (3.86) spaces per one thousand (1,000) Deemed Building Square Footage (rounded down to the nearest whole space), together with the Amenities Building and the other areas within the Project (defined below) designated by Landlord as common area for the use of the Building from time to time (“Common Area”) including but not limited to landscaping, sidewalks, service areas and other common facilities designated by Landlord for the use of the Buildings. During any period that Tenant leases all of the rentable space in the Buildings from Landlord, the enclosed outdoor courtyard area with collaborative space (“Collaborative Space”), the general location of which is shown on Exhibit “A” attached hereto, shall be available for use solely by Tenant, its subtenants and their respective employees, subject to Landlord’s rights under this Lease. Tenant shall not have the right to use any parking spaces located within Phase 2 (defined below) except during any period when Tenant leases rentable space in the buildings located within Phase 2 from time to time (in which event Tenant shall be entitled to its allocable share of such parking based on relative building square footage within Phase 2) or otherwise as set forth in this Lease. During any period when Tenant does not lease all of the rentable space in the buildings located within Phase 2 from time to time, no tenant in Phase 2 shall have the right to use any parking spaces located within Phase 1. Tenant shall have the right to mark fifteen (15) non-handicapped parking spaces near each Building, in a location reasonably acceptable to Landlord, for Tenant’s visitors (which spaces shall be a portion of Tenant’s parking allocation set forth above). During any period when Landlord is under contract with any Amenities Building vendor, Landlord shall have the right to reserve not more than ten (10) parking spaces within Phase 1 for itself, its contractors, Amenities Building vendors and others designated by Landlord from time to time; but during any period when Landlord is not under contract with any Amenities Building Vendor and Tenant is operating the Amenities Building as described below, use of the parking area by Landlord and its contractors and other designated users shall be on a non-reserved as needed basis. As used in this Lease, “Phase 1” shall mean the Buildings, Amenities Building, the approximately eight and eight-tenths (8.8) acre parcel of land upon which the Buildings and Amenities Building are located (the “Land”), the parking structure located upon the Land (the “Parking Structure”) and the other improvements now located or hereafter constructed on the Land from time to time. As used in this Lease, “Project” shall mean Phase 1, subject to expansion of the Project as provided below. Unless expressly provided otherwise in this Lease, the term Premises as used in this Lease shall include the Tenant Improvements (defined in Section 6.B below).
As used in this Lease, “Amenities Building” means the two-story building located in Phase 1 deemed to contain eighteen thousand five hundred twenty one (18,521) rentable square feet, commonly known as 2235 Lawson Lane, the general location of which is shown on Exhibit “A” attached hereto, the interior of which will be improved by Landlord on the first floor with a cafe in accordance with Section 6.A below, and which has as of the Effective Date been improved on the second floor with a fitness center and related improvements.

So long as Tenant leases all of the rentable space in the Buildings, the Amenities Building café and gym shall each be operated by a vendor selected by Tenant and approved by Landlord (each being a “Tenant’s Vendor” and collectively the “Tenant’s Vendors”), Landlord’s approval not to be unreasonably withheld, and shall be available for use solely by Tenant, its subtenants and their respective employees. Each Tenant’s Vendor shall provide its services pursuant to a written contract entered into directly between Tenant and such vendor (each a “Vendor Contract” and collectively the “Vendor Contracts”). The term of each Vendor Contract shall not extend beyond the Lease Term, and shall contain an early termination right pursuant to which such contract shall be terminable on not less than sixty (60) nor more than ninety (90) days notice from either Tenant or Landlord, which right shall not be subject to change without Landlord’s approval, which approval may be withheld in Landlord’s sole and absolute discretion. All other terms and conditions of the Vendor Contracts shall be subject to Landlord’s approval, not to be unreasonably withheld, conditioned or delayed.

If Tenant ceases to lease all of the rentable space in the Buildings, each Party shall have the right to terminate either or both of the Vendor Contracts by delivering not less than sixty (60) nor more than ninety (90) days written notice of termination to the applicable vendor and to the other Party. Until such time as a Vendor Contract is terminated, Tenant shall continue to operate the facility subject to such contract, and if Tenant no longer leases all of the rentable space in the Buildings all other tenants and their subtenants of Phase 1, and their respective employees, shall have equal access to such facility on a non-discriminatory basis, without charge by Tenant or the applicable vendor except for any charge imposed by the café vendor for the consumption of food and beverage items on a non-discriminatory basis. Notwithstanding the prior sentence, if Tenant no longer leases all of the rentable space in the Buildings and other tenants in Phase 1 are using the Amenities Building, then a prorata portion (based on relative rentable square feet of space leased) of the monthly charge owed to a Tenant’s Vendor under its Vendor Contract shall be paid by Landlord to Tenant each month while such Vendor Contract remains in effect, prorated for partial months, not later than thirty (30) days after written demand for such payment and evidence of the amount owed is delivered to Landlord. If a Vendor Contract is terminated and Tenant no longer leases all of the rentable space in the Buildings, Landlord shall exert commercially reasonable efforts to hire a substitute vendor on terms and conditions reasonably acceptable to Landlord (which may be, but is not required to be, the Tenant’s Vendor) to operate the applicable facility, the cost of which shall be included in Reimbursable Operating Costs (defined in Section 9.D). Landlord shall have no obligation or right to hire a vendor for the Amenities Building café or fitness facility during any period when Tenant leases all of the rentable space in the Buildings or a Vendor Contract remains in effect for such facility. If at any time during the Lease Term Tenant does not lease all of the rentable space in the Buildings, then Landlord shall have the right to allow other Phase 1 tenants and subtenants, and their respective employees, to use the Amenities Building, in which event the Building’s Allocable Share of the deemed square footage of the Amenities Building shall be equitably adjusted by Landlord to take into account the deemed square footage of the premises leased by such other Phase 1 tenants (as reasonably determined by Landlord), and the deemed rentable square footage of the Premises shall be adjusted accordingly to reflect the adjustment to each Building’s Allocable Share of the Amenities Building deemed square footage. During any period when Tenant does not lease all of the rentable area in the Buildings, use of the Amenities Building shall be subject to such rules and regulations and hours of operation designated by Landlord from time to time. Regardless of who hires the vendor for the fitness center, prior to Tenant or its subtenants or their respective employees using the fitness center, Tenant shall cause such person desiring to use the fitness center to sign an informed consent waiver and release of liability in a form prepared by Landlord. Landlord shall be entitled to prohibit anyone from using the fitness center if such person fails or refuses to execute such informed consent waiver and release of liability. Landlord shall have no obligation whatsoever to enact or enforce rules and regulations governing the cafe and fitness center or make reservations thereof, and Tenant hereby waives all claims against Landlord with respect to same. Landlord’s costs of owning, operating, maintaining, cleaning, repairing and restoring the Amenities Building (other than the initial cost incurred by Landlord to build the Amenities Building and install permanent fixtures therein and to install exercise equipment in the Gym) shall be included as part of Reimbursable Operating Costs. Subject to the waivers set forth in Section 10.D below, Tenant shall be responsible for all damage to the Amenities Building and its fixtures, equipment and furnishings resulting from Tenant, its subtenants or their respective employees’ use of the Amenities Building, ordinary wear and tear excepted. The Amenities Building is part of the Common Area. There shall be no charge to Tenant, its subtenants or their respective employees for the use of the fitness center (other than the inclusion of costs incurred by Landlord with respect to the fitness center and the rest of the Amenities Building as part of Reimbursable Operating Costs and inclusion of the deemed rentable square footage of the Amenities Building as part of the deemed rentable square footage assigned to the Building), but during any period when Landlord is under contract with the café vendor for the Amenities Building use of the cafe will be subject to charges imposed by the cafe operator from time to time. During any period when Landlord contracts with a vendor for operation of the café or fitness center, Landlord shall consult with Tenant regarding the cafe menu or fitness center classes, as applicable, but the final decision on such matters shall be within Landlord’s sole and absolute discretion. All loose furniture in the café or outdoor courtyard (that is, furniture that is not permanently affixed to the Building) shall be provided by Tenant at Tenant’s sole cost throughout the Lease Term; provided however that if at any time during the Lease Term Tenant leases less than all of the rentable space in the Buildings, Tenant shall have the right to remove its loose furniture from the café or outdoor courtyard provided Tenant gives Landlord not less than thirty (30) days prior notice of its intent to remove such furniture, so that Landlord can make arrangements to provide other furniture for such areas.

Landlord shall have the right, in its reasonable discretion, from time to time, to do the following, provided that the same do not unreasonably interfere with Tenant’s use of the Premises or the Amenities Building or materially increase the obligations or materially decrease the rights of Tenant under this Lease (except however that costs with respect to same shall be governed by other applicable provisions of this Lease) and provided that the Amenities Building is not eliminated as a Project amenity: (a) [Intentionally deleted]; (b) close temporarily any of the Common Area for maintenance and repair purposes or to prevent a public dedication thereof; (c) [Intentionally deleted]; (d) use the Common Area while engaged in making additional improvements, repairs or alterations to the Buildings or the Project allowed or required by this Lease; (e) erect, use, and maintain pipes, wires and conduits in and through the Premises; and (f) do and perform any other acts, alter or expand or make any other changes in, to or with respect to the Common Area and the Project

(other than the Buildings, except as required for Landlord to perform its obligations under this Lease or to comply with Laws) as Landlord may, in its reasonable discretion, deem to be appropriate. Landlord reserves the absolute right to effect such other tenancies in the other Project buildings (if any) as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of Landlord, subject to Sections 19.E, 19.F and 19.G below. Tenant has not relied on the fact, nor has Landlord represented, that any specific tenant or type or number of tenants shall occupy any space in the other Project buildings, or that any specific tenant or type of tenant shall be excluded from occupying any space in the other Project buildings.

Landlord and Tenant have agreed to use the square footage numbers set forth in this Lease as the basis of calculating the rent due under this Lease and Tenant’s Allocable Share (defined in Section 9.E below), and the rent due under this Lease and Tenant’s Allocable Share shall not be subject to revision if the actual square footages are more or less than as stated in this Lease, except as expressly provided elsewhere in this Lease (for example, in the event of a partial taking of the Project as described in Section 17 below, or in the event a Phase 2 building tenant is granted the right to use the Amenities Building as described in this Section above)). No representation or warranty of any kind, express or implied, is given to Tenant with respect to the square footage of the Premises, Buildings, Amenities Building or any other portion of the Project or the square footage or acreage of the Land or Phase 2 Land (defined below). Landlord shall have no liability to Tenant if the square footages and acreage described in this Lease differ from the actual square footages or acreage.
Landlord currently owns certain real property across Lawson Lane comprised of approximately seven and fifty five one-hundredths (7.55) acres (the “Phase 2 Land”), which is currently entitled for the development of two (2) office buildings and related improvements. However, subject to Tenant’s rights under Sections 19.E, 19.F and 19.G below, (i) there is no assurance that Landlord will develop the Phase 2 Land, or that if develops the Phase 2 Land it will be developed as currently entitled, and (ii) in no event shall Landlord have any liability to Tenant if all or any portion of the Phase 2 Land is not developed or is developed in a manner differently than as currently entitled. If, however, Landlord does develop all or any portion of the Phase 2 Land, the Phase 2 Land and improvements thereon may be incorporated into the Project by Landlord, determined in Landlord’s sole and absolute discretion, and shall thereafter constitute “Phase 2” of, and be part of, the Project, subject to Tenant’s rights under Sections 19.E, 19.F and 19.G below.
During any construction on the Phase 2 Land, Tenant shall abide by, and cause its agents, employees, contractors, invitees, licensees, guests and customers to abide by, all safety and construction rules and regulations of Landlord or its general contractor. Tenant acknowledges that during the course of construction upon the Phase 2 Land, loud noises and/or dust may be emitted from the site of such construction. Notwithstanding that Tenant’s normal business operations may be disturbed or interfered with during the period of construction due to loud noises, dust or other construction-related activities, Tenant’s Base Monthly Rent and other amounts due under this Lease shall not be abated as a result of such construction and, during the period of construction on the Land or Phase 2 Land, Tenant shall continue to timely perform all of its obligations under the Lease then accruing. The preceding notwithstanding, Landlord shall exercise commercially reasonable efforts to minimize, to the extent practicable under the circumstances, any material interference that the construction on the Land or Phase 2 Land may have on Tenant’s business operations in the Premises and the emission of dust while construction work is being performed and in no event shall such construction prevent 24/7 access to the Premises. Such commercially reasonable efforts, as such term is used in the immediately preceding sentence, shall not require Landlord to undertake construction on weekends or evenings or require Landlord to install any soundproofing in the Building or Amenities Building or institute dust control measures beyond those required by the City. Tenant hereby waives any right to terminate this Lease due to any such construction activities undertaken in accordance with the terms of this Lease with respect to construction on the Land or Phase 2 Land.

3.	USE:

A.	Permitted Uses:
Tenant shall use the Premises pursuant to applicable Laws (defined in Section 8.C below) for the following purposes only and shall not change the use of the Premises without the prior written consent of Landlord, which Landlord may withhold in its sole and absolute discretion: General office, software development and storage incidental thereto. Tenant shall use only the number of parking spaces allocated to Tenant under this Lease. All commercial trucks and delivery vehicles shall be (i) parked at the rear of the Buildings, (ii) loaded and unloaded in a manner which does not interfere with the businesses of other occupants of the Project, and (iii) permitted to remain within the Project only so long as is reasonably necessary to complete the loading and unloading. Landlord makes no representation or warranty that any specific use of the Premises desired by Tenant is permitted pursuant to any Laws (as defined in Section 8.C below).

B.	Uses Prohibited:
Tenant and Tenant’s Agents shall not commit on any portion of the Project, any waste, nuisance, or other act or thing which may disturb the quiet enjoyment of any other tenant or user of the Project, nor allow any use of the Premises for an unlawful purpose or for any sale by auction. Tenant shall not (i) damage or overload the electrical, mechanical or plumbing systems of the Premises, (ii) attach, hang or suspend anything from the ceiling, walls or columns of the Buildings in excess of the load limits for which such ceiling, walls or columns are designed, or set any load on the floor in excess of the load limits for which such floors are designed, or (iii) generate dust, fumes or waste products which create a fire or health hazard or damage the Premises or any portion of the Project, including without limitation the soils or ground water in or around the Project. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature, or any waste materials, refuse, scrap or debris, shall be stored upon or permitted to remain on any portion of the Project outside of the Premises by Tenant or Tenant’s Agents without Landlord’s prior approval, which approval may be withheld in its sole and absolute discretion. Neither Tenant nor Tenant’s Agents shall dispose of any waste materials, refuse, scrap, debris or garbage anywhere within the Project except in enclosed trash containers designated for that purpose by Landlord. Neither Tenant nor Tenant’s Agents shall conduct any auction in, on or about the Project

C.	Advertisements and Signs:
Tenant shall not place or permit to be placed, in, upon or about the Premises or Project any signs not approved by the City of Santa Clara (“City”) and other governing authority having jurisdiction. All signs placed within the Project by Tenant shall comply with all recorded documents affecting the Premises, and applicable Laws. Tenant shall not place or permit to be placed upon the Premises any signs, advertisements or notices visible from outside the Premises without the written consent of Landlord as to type, size, design, lettering, coloring and location, which consent will not be unreasonably withheld. Subject to the terms and conditions of this Section 3.C, Tenant shall have the right to replace the address signs currently affixed to the exterior of the Buildings, at Tenant’s sole cost and expense. Subject to the terms and conditions of this Section 3.C, so long as Tenant leases all of the rentable space in a Building, Tenant may install, at its sole cost and expense, not more than two (2) of its signs on the top of that Building. If at any time during the Lease Term (defined in Section 4.A) Tenant leases less than fifty percent (50%) of the rentable space in a Building, then not later than thirty (30) days after it ceases to lease at least fifty percent (50%) of the rentable space in such building, Tenant shall remove all of its signage from the top of such Building and repair all damage caused by such removal. If at any time during the Lease Term Tenant leases fifty percent (50%) or more, but less than all, of the rentable space in a Building, Tenant shall only have the right to have one of its sign on the top of the Building and Tenant shall remove it’s other sign from the top of the Building and repair any damage caused by such removal not later than thirty (30) days after the date that Tenant leases less than all (but at least fifty percent (50%)) of the rentable space in such Building.

Landlord agrees to exert commercially reasonably efforts to obtain City approval for two (2) sign monuments for the Common Area for Phase 1 (collectively, the “Phase 1 Monuments”) prior to the Commencement Date. If Landlord is able to obtain City approval of either or both of the Phase 1 Monuments before the Commencement Date, then promptly after obtaining such approval, Landlord shall cause, at its sole cost, the City approved Phase 1 Monument(s) to be installed in the Common Area for Phase 1. If two (2) Phase 1 Monuments are approved by the City, then there will be one monument dedicated to each Building. If only one (1) Phase 1 Monument is approved by the City, then the monument shall be dedicated to both Buildings. So long as Tenant leases all of the rentable space in both Buildings, Tenant shall have the exclusive right to install its sign on the Phase 1 Monuments. Before installation of the Phase 1 Monument Signs, Landlord shall provide drawings of them for Tenant’s approval, such approval not to be unreasonably withheld. If at any time during the Term Tenant leases less than all of the rentable space within a Building, then Tenant shall be entitled to use only it’s Allocable Share (i.e. in the proportion that the rentable space leased by Tenant within a Building bears to the total rentable space in that Building) of the signage area on the sign monument dedicated to such Building, and in such event Tenant shall, not later than thirty (30) days after demand, remove it’s excess signage from the Phase 1 Monument dedicated to such Building and repair any damage to the monument caused by such removal.
In addition, Tenant shall have the right subject to Landlord and the City’s approval and the other terms and conditions of this Section 3.C to provide a tall LED sign, similar to the one that Tenant presently has at its existing 3260 Jay Street location, a picture of which is attached hereto as Exhibit “C” (the “LED Sign”), on the corner of Lawson Lane and Central Expressway for Phase 1 during any period that Tenant leases all of the rentable area in the Buildings. If Tenant ceases to lease all of the rentable space in the Buildings, then not later than thirty (30) days after it ceases to lease all of the rentable space in the Buildings, Tenant shall remove its LED Sign and repair all damage caused by such removal. All costs associated with the LED Sign shall be paid for by Tenant.
Notwithstanding this Section 3.C above, the LED Sign, and any sign placed in, upon or about the Premises (including without limitation Tenant’s rooftop signage and exterior Building address signage), and any sign of Tenant placed upon the Phase 1 Monuments, shall be removed by Tenant, at its sole cost, and any damage caused by such removal shall be repaired by Tenant, prior to the Expiration Date or sooner termination of the Lease (whichever is earlier). Following execution of this Lease by Landlord and Tenant and delivery to Landlord of the Letter of Credit required by Section 5 below and evidence of insurance required of Tenant pursuant to Section 10 below, Tenant may install a temporary sign within the Common Area or on one (1) of the Buildings announcing this site as the Tenant’s new location, subject to City, governmental and Landlord approval as described in this Section 3.C above, which sign shall be removed not later than the earlier to occur of (i) the date that Tenant’s rooftop signage has been installed, or (ii) August 15, 2015. If any Tenant sign is not removed and damage thereby not repaired within the time required by this Section 3.C above, Landlord do so at Tenant’s expense, the cost of which shall be paid to Landlord not later than thirty (30) days after demand (which obligation shall survive expiration or sooner termination of this Lease).

D.	Covenants, Conditions and Restrictions:
This Lease is subject to the effect of (i) any covenants, conditions, restrictions, easements, mortgages or deeds of trust, ground leases, rights of way of record and any other matters or documents of record, and (ii) any zoning laws of the city, county and state where the Building is situated (the matters described in this sentence being collectively referred to herein as “Restrictions”), and Tenant shall conform to and shall not violate the terms of any such Restrictions. Landlord shall have the right from time to time to encumber the Project with any and all public utility easements, private easements and covenants, conditions and restrictions required by the City or any other governmental authority in connection with the development or redevelopment of the Project or Phase 2 needed or desired by Landlord for the ownership, use and operation of the Project or Phase 2, provided that they do not materially and adversely affect Tenant’s access to or use of the Premises, all of which shall constitute part of the Restrictions; and Tenant agrees that its rights under this Lease shall be subject and subordinate to all such Restrictions. Landlord shall have the right to change the size of any parcel comprising the Phase 2 Land, parcelize, subdivide and/or merge any parcels comprising the Phase 2 Land, without Tenant’s approval, subject to Tenant’s rights under Sections 19.E, 19.F and 19.G below. Not later than ten (10) business days after request by Landlord, Tenant shall execute any documents reasonably required to evidence or effectuate Tenant’s subordination and/or consent to the matters described in this Section above.

E.	Sustainability Requirements:
As used in this Lease, “Sustainability Requirements” means any and all Laws relating to any “green building” or other environmental sustainability practices and requirements now or hereafter in effect or imposed by any governmental authority or applicable Laws from time to time (collectively, “Sustainability Requirements”). Without limiting the scope of any Sustainability Requirements that may be in effect from time to time, Tenant acknowledges that Sustainability Requirements may address whole-building or premises operations, construction issues, maintenance issues and other issues, including without limitation requirements relating to: chemical use; indoor air quality; energy and water efficiency; recycling programs; interior and exterior maintenance programs; systems upgrades to meet green or sustainable building energy, water, air quality, and lighting performance standards; construction methods and procedures; material purchases; disposal of garbage, trash, rubbish and other refuse and waste; and the use of proven energy and carbon reduction measures. Neither Tenant nor Tenant’s Agents shall use or operate the Premises in a manner that will cause any part of the Project to be in non-compliance with any Sustainability Requirements in effect from time to time.

4.	TERM AND RENTAL:

A.	Term; Base Monthly Rent:
The Lease term (“Lease Term”) shall commence on August 15, 2015 (the “Commencement Date”), and end one hundred forty four (144) full calendar months thereafter (it being intended that if the Commencement Date occurs on a day other than the first (1st) day of a calendar month, then the Expiration Date shall be extended so that the Expiration Date occurs on the last day of the last calendar month of the Lease Term) (the date that the Lease Term, as extended pursuant to the terms and conditions of this Lease, expires being the “Expiration Date”), subject to sooner termination or extension as described in this Lease. Notwithstanding the Parties’ agreement that the Lease Term begins on the Commencement Date, this Lease and all of the obligations of Landlord and Tenant shall be binding and in full force and effect from and after the Effective Date.
Notwithstanding that the Lease Term commences on the Commencement Date, Landlord agrees to deliver the Premises to Tenant in accordance with Section 6.A below on the later of the Effective Date or the date that Tenant has delivered proof of all insurance required of Tenant under this Lease to Landlord, for the purpose of Tenant’s planning, designing and installation of the Tenant Improvements (defined in Section 6.B below), Tenant’s trade fixtures and personal property and preparing the Premises for occupancy, but only to the extent such activities do not materially interfere with any work required of Landlord pursuant to Section 6.A below. The period commencing on the date that Tenant is allowed to or does enter the Premises for the activities described in the prior sentence, and ending on the Commencement Date is referred to in this Lease as the “Early Access Period”. Tenant shall pay for all utilities and services consumed at the Premises during the Early Access Period, but shall not be required to pay Base Monthly Rent, property management fees or Tenant’s Allocable Share of Operating Costs during the Early Access Period. Notwithstanding the foregoing, in no event shall Tenant occupy any portion of the Premises for the conduct of its business unless and until Tenant has obtained a certificate of occupancy or equivalent governmental authorization for the conduct of its business therein, but if such certificate of occupancy or equivalent governmental authorization is obtained Tenant shall have the right to conduct its business in the Premises during the Early Occupancy Period without being required to pay Base Monthly Rent or property management fees, but Tenant shall be required to pay Tenant’s Allocable Share of Operating Costs from and after the date that Tenant commences to conduct its business in any portion of the Premises. In no event shall Tenant have any early entry right with respect to the Amenities Building or any right to use the Amenities Building before the Amenities Building Work (defined in Section 6.A below) has been Substantially Completed.
In addition to all other sums payable by Tenant under this Lease, Tenant shall pay as base monthly rent (“Base Monthly Rent”) for the Premises the following amounts, which amounts shall be subject to adjustment as described elsewhere in this Lease:

Month (starting on the first (1st full calendar month of the Lease Term)	Base Monthly Rent
1-6	Zero Dollars ($0.00)
7	Nine Hundred Seventy Thousand One Hundred Fifty Seven Dollars and Sixty Five Cents ($970,157.65)
8	Five Hundred Seventy Thousand One Hundred Fifty Seven Dollars and Sixty Five Cents ($570,157.65)
9-18	Nine Hundred Seventy Thousand One Hundred Fifty Seven Dollars and Sixty Five Cents ($970,157.65)
19-30	Nine Hundred Ninety Nine Thousand Seven Hundred Fifty Five Dollars and Sixty Eight Cents ($999,755.68)
31-42	One Million Twenty Nine Thousand Three Hundred Fifty Three Dollars and Seventy One Cents ($1,029,353.71)

43-54	One Million Fifty Eight Thousand Nine Hundred Fifty Two Dollars and Seventy Four Cents ($1,058,952.74)
55-66	One Million Ninety One Thousand Eight Hundred Thirty Eight Dollars and Forty Four Cents ($1,091,838.44)
67-78	One Million One Hundred One Thousand Seven Hundred Four Dollars and Forty Five Cents ($1,101,704.45)
79-90	One Million One Hundred Eighteen Thousand One Hundred Forty Seven Dollars and Eighty Cents ($1,118,147.80)
91-102	One Million One Hundred Thirty Four Thousand Five Hundred Ninety One Dollars and Fifteen Cents ($1,134,591.15)
103-114	One Million One Hundred Fifty Seven Thousand Six Hundred Eleven Dollars and Eighty Four Cents ($1,157,611.84)
115-126	One Million One Hundred Seventy Seven Thousand Three Hundred Forty Three Dollars and Eighty Six Cents ($1,177,343.86)
127-138	One Million One Hundred Ninety Thousand Four Hundred Ninety Eight Dollars and Fifty Four Cents ($1,190,498.54)

139-144	One Million One Hundred Ninety Thousand Four Hundred Ninety Eight Dollars and Fifty Four Cents ($1,190,498.54)

If the Lease Term does not start on the first (1st) day of a calendar month, then Base Monthly Rent for the first (1st) partial calendar month of the Lease Term shall be Nine Hundred Seventy Thousand One Hundred Fifty Seven Dollars and Sixty Five Cents ($970,157.65), prorated based on the number of days in such partial month. Base Monthly Rent shall be due in advance on or before the first day of each calendar month during the Lease Term, except that if the Commencement Date is not the first (1st) day of the calendar month, Base Monthly Rent for the first (1) partial month of the Lease term shall be due on the Commencement Date, and the six (6) months of free rent shown in the rent schedule above shall apply only to the first (1st) six (6) full calendar months of the Lease Term. Notwithstanding that Base Monthly Rent for the first (1st) six (6) full calendar months of the Lease Term is Zero Dollars ($0.00), Reimbursable Operating Costs and all other sums due under this Lease, other than Base Monthly Rent (but otherwise including without limitation management fees pursuant to Section 20.N, based on an assumed Base Monthly Rent amount of Nine Hundred Seventy Thousand One Hundred Fifty Seven Dollars and Sixty Five Cents ($970,157.65)), shall be due for such six (6) full calendar month period. All sums payable by Tenant under this Lease shall be paid to Landlord in lawful money of the United States of America, without offset or deduction and except as otherwise expressly provided in this Lease without prior notice or demand, at the address specified in Section 1 of this Lease or at such place or places as may be designated in writing by Landlord during the Lease Term. Base Monthly Rent for any period less than a calendar month (including the first partial calendar month of the Lease Term if the Commencement Date is not on the first day of a calendar month) shall be a pro rata portion of the monthly installment based on the number of days in the partial calendar month; provided that if this Lease terminates due to Tenant’s default, Tenant shall not be relieved of the obligation to pay future accruing rent, and the provisions of Section 14 shall control. Concurrently with Tenant’s execution of this Lease, Tenant shall pay to Landlord the sum of Nine Hundred Seventy Thousand One Hundred Fifty Seven Dollars and Sixty Five Cents ($970,157.65) as a deposit to be applied on the Commencement Date against the Base Monthly Rent due for the seventh (7th) full calendar month of the Lease Term.

B.	Intentionally Omitted:

C.	Late Charge:
Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Monthly Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain. Such costs include but are not limited to: administrative, processing, accounting, and late charges which may be imposed on Landlord by the terms of any contract, revolving credit, mortgage, or trust deed covering the Premises. Accordingly, if any installment of Base Monthly Rent or other sum due from Tenant is not received by Landlord or Landlord’s designee within five (5) days after it is due, Tenant shall pay to Landlord a late charge equal to five (5%) percent of such overdue amount, which late charge shall be due and payable on the same date that the overdue amount was due. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant, excluding interest and attorneys fees and costs. If any Base Monthly Rent or other sum due from Tenant remains delinquent for a period in excess of thirty (30) days then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not paid when due at the Agreed Interest Rate (defined in

Section 14.B) from the date such amount became due until paid. Acceptance by Landlord of such late charge or interest shall not constitute a waiver of Tenant’s default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Base Monthly Rent, then the Base Monthly Rent, property management fees and Reimbursable Operating Costs shall automatically become due and payable quarterly in advance, rather than monthly, notwithstanding any provision of this Lease to the contrary, until Tenant has thereafter timely paid, on before the due date, Base Monthly Rent, Reimbursable Operating Costs and property management fees for a twelve (12) consecutive full calendar month period, at which time Base Monthly Rent, Reimbursable Operating Costs and property management fees shall revert back to being payable monthly (subject however to reverting to quarterly payment if thereafter a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Base Monthly Rent). In no event shall this provision for a late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any amount due under this Lease. Notwithstanding the foregoing, Tenant shall be entitled to one (1) written notice and five (5) day cure period each calendar year before the first late charge for such calendar year shall accrue. No notice or additional cure period shall be required or apply for the second or any subsequent late charge during the calendar year.

5.	SECURITY DEPOSIT:

A.	Amount and Purpose:
Not later than thirty (30) days after the Effective Date, Tenant shall provide Landlord an irrevocable standby letter of credit (as replaced or amended pursuant to this Section 5, the “Letter of Credit”) in the amount of Nine Hundred Seventy Thousand One Hundred Fifty Seven Dollars and Sixty Five Cents ($970,157.65) in a form, containing terms, issued by a lending institution, and drawable in a location all reasonably acceptable to Landlord (the Letter of Credit and all proceeds thereof, and all other sums paid to Landlord in substitution of the foregoing, being referred to as the “Security Deposit”). Landlord hereby approves JP Morgan Chase as an acceptable issuer of the Letter of Credit, so long as there is no material negative change in such issuer’s credit rating or ability to meet its obligations. If Tenant defaults beyond applicable notice and cure periods with respect to any provisions of the Lease, including but not limited to (i) the provisions relating to payment of Base Monthly Rent or other charges in default, or any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, or (ii) breach of any of Tenant’s obligations under this Section 5, Landlord shall be entitled to draw the full amount of the Letter of Credit or any portion thereof at any time by certifying the occurrence of such default to the issuer; thereafter, as to any cash remaining from the drawdown of the Letter of Credit and application of the amounts drawn to amounts owned to Landlord, such portion of the Security Deposit shall be in the form of cash held by Landlord. Tenant’s failure to timely comply with its obligations under this Section 5 shall constitute a material default of Tenant, for which no notice or opportunity to cure shall apply or be required before Landlord is entitled to draw the full amount of the Letter of Credit or any portion thereof, time being of the essence as to Tenant’s obligations under this Section 5. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of every term, covenant and condition of this Lease applicable to Tenant, and not as prepayment of rent. Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any obligation under this Lease, use, apply or retain the whole or any part of the Security Deposit reasonably necessary for the payment of any amount which Landlord may spend by reason of Tenant’s default or as necessary to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant’s default, including without limitation loss of future rents due under this Lease upon termination of this Lease due to a default by Tenant and other damages recoverable under California Civil Code Section 1951.2. Landlord shall not be deemed a trustee of the Security Deposit or any other funds held by Landlord, and Landlord shall not be required to keep the Security Deposit or any such other funds separate from its general funds. The Security Deposit and such other funds shall not bear interest for the benefit of Tenant.

B.	Requirements of Letter of Credit:
Tenant shall keep the Letter of Credit in effect during the entire Lease Term, as the same may be extended, plus a period of four (4) weeks following the Expiration Date (the “Outside LOC Expiration Date”). At least thirty (30) days prior to expiration of any Letter of Credit, the term thereof shall be renewed or extended for a period of at least one (1) year until the Outside LOC Expiration Date. If the issuer of the Letter of Credit becomes insolvent, is closed or is placed in receivership, or if Landlord is notified that the Letter of Credit will not be honored, or if there is a material negative change in the issuer’s credit rating or ability to meet its obligations, then within seven (7) business days after demand from Landlord, Tenant shall deliver to Landlord a new Letter of Credit issued by a lending institution acceptable to Landlord in Landlord’s reasonable discretion, and otherwise meeting the requirements of this Section 5. In the event Landlord draws against the Letter of Credit and applies any portion of the proceeds thereof to the amounts owed to Landlord, Tenant shall replenish the remaining Security Deposit (by cash, additional letter of credit or replacement letter of credit meeting the requirements of this Section 5) such that the aggregate amount of Security Deposit available to Landlord at all times during the Lease Term is the amount of the Security Deposit originally required, as the same may be required to be increased as provided above. If at any time while a Letter of Credit is held as a Security Deposit, Tenant is a Debtor (as defined in Section 101(13) of the Bankruptcy Code) under any case or filing, then, anything in this Section 5 to the contrary notwithstanding, Landlord shall not be required to give Tenant written notice of and/or opportunity to cure or grace period to cure any default under this Lease prior to Landlord drawing upon the Letter of Credit following Tenant’s failure to perform any of its obligations under this Lease. The Security Deposit shall be returned to Tenant within thirty (30) days after the Expiration Date and surrender of the Premises to Landlord in the condition required by this Lease, less any amount deducted in accordance with this Section 5, together with Landlord’s written notice itemizing the amounts and purposes for such deduction; provided however that if at the end of such thirty (30) day period there are any uncured breaches by Tenant of its obligations under this Lease and the cost of cure or extent of damage as a result has not yet been ascertained by Landlord, then such thirty (30) day period shall be extended as reasonably necessary for Landlord to ascertain the cost of cure and extent to which Landlord has been damaged as a result thereof. Tenant hereby waives California Civil Code Section 1950.7, or any similar law now or hereafter in effect (including, without limitation, any federal law) to the extent the same has the effect of limiting the circumstances under which Landlord would be allowed to use or apply the Security Deposit or amount that could be so used or applied, or imposing a deadline for the return of the Security Deposit. In the event of termination of Landlord’s interest in this Lease, Landlord shall deliver the Letter of Credit or cash Security Deposit to Landlord’s successor in interest in the Premises that is bound by this Section 5 and thereupon be relieved of further responsibility with respect to the Letter of Credit or cash Security Deposit; provided, however, that if Tenant fails to timely perform its obligations under the next sentence, Landlord shall have the right, upon request of Landlord’s successor, to draw on the Letter of Credit on behalf of Landlord’s successor. Upon termination or transfer of Landlord’s interest in the Lease, within five (5) days after request by Landlord or Landlord’s successor, Tenant shall either cause the Letter of Credit to be amended to name Landlord’s successor as the party entitled to draw down on the Letter of Credit and deliver such amendment to the requesting party, or shall obtain and deliver to the requesting party a new Letter of Credit naming Landlord’s successor as the party entitled to draw on the Letter of Credit and otherwise meeting the requirement of this Section 5. Landlord shall have the right to pledge the Letter of Credit or cash Security Deposit or otherwise grant a security interest therein to Landlord’s lenders, and shall have the right to deliver the Letter of Credit or all or any portion of any cash Security Deposit to Landlord’s lenders in connection therewith, provided the Letter of Credit or cash Security Deposit shall only be used in accordance with, and shall continue to be governed by, the terms and provisions of this Section 5. At Landlord’s election, within ten (10) days after request by Landlord, Tenant shall either cause the Letter of Credit to be amended to name Landlord’s lenders as the beneficiary or as a co-

beneficiary with Landlord, and/or as a co-signer of any certification presented for a draw down of the Letter of Credit, and to incorporate other changes to the Letter of Credit reasonably requested by Landlord or Landlord’s lenders, or shall obtain a new Letter of Credit to effectuate such changes and otherwise meeting the requirements of this Section 5. If a new Letter of Credit is delivered to Landlord as required by this Section 5.B, the old Letter of Credit shall be promptly returned to Tenant. If Landlord or a designated lender rightfully attempts to draw on the Letter of Credit but does not receive the full amount requested in cash, Tenant shall within five (5) days after demand from Landlord, deposit with Landlord cash in the amount of the deficiency, provided that the total amount of the unapplied Security Deposit held by Landlord (whether in the form or cash or letter or credit or combination thereof) shall not exceed the total amount of Security Deposit required by this Section 5.

6.	CONSTRUCTION:

A.	Landlord’s Work:
If on the date that the Premises is delivered to Tenant pursuant to Section 4.A above the Premises is not compliant with current building code for seismic and structural strength, current Americans with Disabilities Act (“ADA”) requirements or 2013 Title 24 requirements, or if on the Commencement Date the electrical, plumbing, fire life safety, emergency power, elevators, or heating, ventilating and air conditioning (“HVAC”) systems serving the Premises or the interior Common Area available for Tenant’s use are not in good working condition, and Tenant notifies Landlord in writing of any such deficiency not later than ninety (90) days after the Commencement Date, then except to the extent any such deficiency is caused by Tenant or Tenant’s Agents (including without limitation due to any Tenant Improvements or other Alterations), Landlord shall thereafter promptly perform the work necessary to correct such deficiency at Landlord’s sole cost and expense and such expense will not be included in Tenant’s Allocable Share of Reimbursable Operating Costs. If Tenant fails to notify Landlord in writing of any work required to bring the Premises into the condition described in the immediately prior sentence before the end of the ninety (90) day period required by the immediately prior sentence, Landlord shall have no further obligation to remedy such deficiency, except that to the extent such work is covered by warranties remaining in effect Landlord shall pursue enforcement of such warranties. The existence of any such deficiency shall not cause an extension of or delay in the Commencement Date. Notwithstanding this Section above, Landlord shall not have any obligation to modify, upgrade or do any other work to bring the Building into compliance with applicable laws, codes and regulations (including, without limitation, the ADA) to the extent such work is required because any portion of the Tenant Improvements include improvements that are not standard office improvements (as reasonably determined by Landlord).
Following the Effective Date, Landlord shall cause the work in Amenities Building (the “Amenities Building Work”) and Common Area (the “Collaborative Area Work”) described on Exhibit “D” attached hereto (collectively, “Landlord’s Work”) to be Substantially Completed (defined below) by a general contractor chosen by Landlord, at Landlord’s sole cost and expense except as otherwise expressly provided in this Section 6.A below. Landlord shall use commercially reasonable efforts to Substantially Complete Landlord’s Work by August 15, 2015, subject in each case to extension in the event of and equal to any delays in completion caused by a Tenant Delay (defined below); provided however that in no event shall Landlord be required to perform such work during non-business hours or on weekends or holidays. In no event shall Landlord’s failure to complete Landlord’s Work by any particular date cause this Lease to be void or voidable or subject Landlord to any liability as a result thereof; except that (i) if the Amenities Building Work has not been completed by August 15, 2015 for any reason other than a Tenant Delay (defined below), or (ii) if the Collaborative Area Work has not been completed by August 15, 2015 for any reason other than a Tenant Delay, then the Commencement Date shall be extended one (1) day for each such day of delay in completion.

The Amenities Building Work shall be deemed substantially complete (“Substantially Complete” or “Substantial Completed”) when: (i) such work has been completed substantially in accordance with the plans and specification described on Exhibit “D” attached hereto, as evidenced by a final inspection or its equivalent by the appropriate governmental authority to the extent such work is subject to final inspection or equivalent approval, and (ii) the Landlord’s architect has certified that such work has been completed substantially in accordance with the plans and specifications described on Exhibit “D” attached hereto. The Collaborative Area Work shall be deemed substantially complete (“Substantially Complete” or “Substantial Completed”) when: (i) such work has been completed substantially in accordance with the plans and specification described on Exhibit “D” attached hereto, as evidenced by a final inspection or its equivalent by the appropriate governmental authority to the extent such work is subject to final inspection or equivalent approval, and (ii) the Landlord’s architect has certified that such work has been completed substantially in accordance with the plans and specification described on Exhibit “D” attached hereto. Installation of Tenant’s furniture, trade fixtures, telephone, data and other office equipment and cabling, and the completion of punch list items that don’t materially and adversely affect Tenant’s use of the Premises, Amenities Building or Common Area, shall not be required in or to deem Landlord’s Work to be Substantially Complete.
As used in this Lease, “Tenant Delay” shall mean any delay in the completion of any work required of Landlord under this Lease caused by Tenant or any of Tenant’s Agents. To the extent a Tenant Delay results in increased cost to Landlord in completing Landlord’s Work, Tenant shall pay such increased cost to Landlord not later than ten (10) business days after demand.
Except as otherwise expressly provided in this Lease, the Premises shall be delivered to Tenant, and Tenant shall accept such delivery, in its then “AS IS, WITH ALL FAULTS” condition, without representation or warranty of any kind, express or implied, other than any which may be expressly contained in this Lease, and with no obligation on the part of Landlord to perform any other work (other than such work as this Lease expressly states must be performed by Landlord during the Lease Term).

B.	Tenant Improvement Construction:
Landlord shall have no obligation to perform tenant improvement work with respect to the Premises. All initial tenant improvements which Tenant desires to install in the Building (the “Tenant Improvements”) shall be constructed by Tenant in accordance with plans and specification reasonably approved by Landlord and the requirements of this Section 6.B and Article 8 below, at Tenant’s sole cost, subject to Landlord’s obligation to provide a Work Allowance pursuant to Section 6.C below. When Tenant’s final plans and specifications for the Tenant Improvements have been approved by Landlord and the City, such plans and specifications shall be identified in an exhibit which shall be attached to this Lease as Exhibit “B”. Landlord’s Work shall not constitute Tenant Improvements under this Lease. The architect and general contractor involved in the design and construction of the Tenant Improvements shall be subject to Landlord’s prior written approval, not to be unreasonably withheld, conditioned or delayed. Landlord hereby approves of Tenant’s use of Permian Builders as a General Contractor and ArcTec, Inc. as an architect. All Tenant Improvements shall be constructed by Tenant in accordance with the plans and specification approved by Landlord, and shall be consistent with Class A construction and quality provided however, that the foregoing shall not require Tenant to comply with any particular LEED or similar voluntary green building certification except to the extent required by the City or any other governmental authority having jurisdiction.  All Tenant Improvements are subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  The process for approval and disapproval of Tenant’s plans and specifications for the Tenant Improvements is additionally described in Section 8.A below.
The Tenant Improvements shall not be removed or altered by Tenant except as provided in Section 7.A and Article 8 below. Tenant shall have the right to depreciate and claim and collect any investment tax credits for the Tenant Improvements during the Lease Term to the extent paid for by sources other than the Work Allowance. Upon expiration of the Lease Term or any earlier termination of the Lease, the Tenant Improvements shall become the property of Landlord and shall remain upon and be surrendered with the Premises, and title thereto shall automatically vest in Landlord without any payment therefore, except to the extent Tenant is required to remove them pursuant to other provisions of this Lease.

C.	Tenant Improvement Costs:
Landlord agrees to provide Tenant a work allowance to be utilized by Tenant in accordance with this Lease for the design and construction of the Tenant Improvements, in the amount of Nineteen Million Seven Hundred Thirty Two Thousand Twenty Dollars ($19,732,020) (the “Work Allowance”), subject to this Section 6.C below.
Tenant shall pay all costs associated with the Tenant Improvements, subject to Landlord’s obligation to provide the Work Allowance pursuant to this Section 6.C. The cost of the Tenant Improvements for which the Work Allowance may be utilized by Tenant (“Work Allowance Costs”) shall consist of only the following to the extent actually incurred or paid by Tenant in connection with the design (but not Tenant’s initial space planning) and construction of the Tenant Improvements to its unaffiliated third party general contractor (the “General Contractor”), architects, designers and suppliers for the Tenant Improvements; the fees of Tenant’s General Contractor, architects, designers, project managers and suppliers; materials, labor and other construction costs; governmental permit fees, construction taxes or other costs imposed by governmental authorities related to the Tenant Improvements. The Work Allowance shall be paid by Landlord to the third parties entitled to payment in accordance with this Section 6.C below. During the course of design and construction of the Tenant Improvements, but not more than once in any calendar month, if Tenant desires a disbursement of the Work Allowance, Tenant and Tenant’s General Contractor shall deliver to Landlord the following (the “Disbursement Documentation”): (i) a written request for disbursement, setting forth the amount requested for disbursement (“Disbursement Request”); (ii) a schedule of values allocating costs to the various portions of the Tenant Improvements for which disbursement is sought, in form and content reasonably satisfactory to Landlord, and which shall substantiate that the full amount requested for disbursement has been incurred or expended by Tenant for those Tenant Improvements for which the Work Allowance may be utilized; (iii) evidence of costs incurred of all amounts owed to the applicable third party, in form reasonably acceptable to Landlord, (iv) conditional lien releases, in form and content reasonably satisfactory to Landlord, from the General Contractor and all subcontractors, material suppliers and other persons or entities providing work or materials for which the current Disbursement Request relates, (v) unconditional lien releases, in form and content reasonably satisfactory to Landlord, from the General Contractor and all subcontractors, material suppliers and other persons or entities providing work or materials for which prior disbursements were made from the Work Allowance, to the extent not already delivered to Landlord; and (vi) invoices, vouchers, statements, affidavits and/or other documents in a form reasonably acceptable to Landlord which substantiate and justify the disbursement requested. Within thirty (30) days after Landlord’s receipt of the Disbursement Request and Disbursement Documentation, Landlord shall pay directly to the third (3rd) party entitled to payment (but subject to the next sentence) an amount equal to the lesser of the undisbursed portion of the Work Allowance or the following: an amount equal to the product of (i) the amount requested for disbursement, and (ii) the lesser of (x) one (1) or (y) a fraction, the numerator of which is the total amount of the Work Allowance and the denominator of which is the total cost of the Tenant Improvements as evidenced by the contracts entered into between Tenant and the

General Contractor, architects, designers and suppliers (all of which contracts shall be delivered to Landlord as a condition precedent to Landlord’s obligation to make the first disbursement of the Work Allowance) for the Tenant Improvement work, until such time as Landlord has expended the full amount of the Work Allowance.

Notwithstanding the foregoing, to the extent the amount requested for reimbursement has already been paid by Tenant to the third party entitled to payment, and evidence reasonably satisfactory to Landlord of such payment has been delivered to Landlord, Landlord agrees to reimburse Tenant directly for the amount paid by Tenant to the third party.
If following completion of the Tenant Improvements and payment of Landlord’s share of Work Allowance Costs in accordance with this Section 6.C above there are any un-disbursed Work Allowance funds, Tenant shall not be entitled to any further disbursements of such funds and shall not be entitled to any credit with respect to such funds. If any portion of the Work Allowance remains un-disbursed as of the date that is twelve (12) months after the Commencement Date, then as to those remaining funds for which the required Disbursement Documentation has not been submitted to Landlord, Tenant shall not be entitled to any further disbursements of such funds and shall not be entitled to any credit with respect to such funds. All Work Allowance Costs shall be fully documented to and subject to reasonable verification by Landlord. Notwithstanding the foregoing Landlord shall not be required make any disbursements of the Work Allowance during any period when Tenant is in material default under this Lease beyond any applicable cure period expressly granted in this Lease.

D.	Space Plan Allowance:
In addition to the Work Allowance, Landlord shall reimburse Tenant for the space planning expenses paid by Tenant for the development of a preliminary space plan for the Premises, not to exceed Forty Nine Thousand Three Hundred Thirty Dollars and Five Cents ($49,330.05) (the “Space Plan Allowance”), not later than thirty (30) days following Landlord’s receipt of a complete copy of such space plans (which Landlord shall have the right to retain), request for payment and documentation reasonably acceptable to Landlord evidencing the amount paid by Tenant for such preliminary space plan, provided that Landlord and Landlord’s architect are allowed to review and provide comments to such preliminary space plans (the fees of Landlord’s architect for such services to be paid for by Landlord). If any portion of the Space Plan Allowance remains un-disbursed as of the date that is six (6) months after the Effective Date, then as to those remaining funds for which request for payment and supporting documentation has not been submitted to Landlord, Tenant shall not be entitled to any further disbursements of such funds and shall not be entitled to any credit with respect to such funds. Notwithstanding the foregoing Landlord shall not be required to make any disbursements of the Space Plan Allowance during any period when Tenant is in material default under this Lease beyond any applicable cure period expressly granted in this Lease
E.    Construction Related Accessibility Standards Notice:
In accordance with California Civil Code Section 1938, Landlord hereby notifies Tenant that the Premises has not been inspected by a Certified Access Specialist (CASp).

7.	COVENANTS TO SURRENDER:

A.	Surrender:
Tenant agrees on the Expiration Date or sooner termination of this Lease (whichever is earlier), to surrender the Premises to Landlord in broom clean and good condition and repair, normal wear and tear and casualty (subject to Section 16 below) excepted. In this regard, “normal wear and tear” shall be construed to mean wear and tear caused to the Premises by the natural aging process which occurs in spite of prudent application of commercially reasonable standards (from a landlord’s perspective) for maintenance, repair, replacement, and janitorial practices, and does not include items of neglected or deferred maintenance. In any event, Tenant shall cause the following to be done prior to the Expiration Date or sooner termination of this Lease (whichever is earlier) to the extent Tenant is not required to remove any of the following pursuant to other provisions of this Lease: (i) all interior walls shall be cleaned, (ii) all tiled floors shall be cleaned, (iii) all carpets shall be cleaned, (iv) all broken, marred, stained or nonconforming acoustical ceiling tiles shall be replaced, (v) all cabling placed above the ceiling by Tenant or Tenant’s contractors shall be removed, (vi) [intentionally deleted], (vii) the HVAC system shall be serviced by a reputable and licensed service firm and left in “good operating condition and repair”, which condition shall also be so certified by such firm, and (viii) the plumbing and electrical systems and lighting shall be placed in good order and repair (including replacement of any burned out, discolored or broken light bulbs, ballasts, or lenses). On or before the Expiration Date or sooner termination of this Lease (whichever is earlier), Tenant shall remove all its personal property and trade fixtures from the Premises. All property and trade fixtures not so removed shall be deemed to have been abandoned by Tenant. As to Alterations for which Landlord’s consent was not obtained, Tenant shall ascertain from Landlord not more than one (1) year and not less than ninety (90) days before the Expiration Date or sooner termination of this Lease (whichever is earlier) whether Landlord desires to have any Alterations made by Tenant (as defined in Section 8 below) removed and the Premises or any parts thereof restored to the condition existing prior to the making of such Alteration, with any upgrades or revisions required to comply with all applicable building codes and other Laws in effect at the time of such removal and restoration to the extent such compliance is necessitated by the removal, repair and restoration work, or to cause Tenant to surrender all Alterations in place to Landlord. In addition, if at the time Tenant obtains Landlord’s consent to any Alterations Landlord advises Tenant that any Alterations must be removed, then Tenant shall be required to surrender the Premises on the Expiration Date or sooner termination of the Lease (whichever is earlier) with such Alterations removed and the Premises restored to the condition existing prior to the making of such Alteration, with any upgrades or revisions required to comply with all applicable building codes and other Laws in effect at the time of such removal and restoration to the extent such compliance is necessitated by the removal, repair and restoration work; but if at the time Tenant obtains Landlord’s consent to an Alteration Landlord fails to advise Tenant that such Alteration must be removed then Tenant shall not be required to remove such Alteration. Tenant’s repair and restoration obligation shall include causing the Premises to be brought into compliance with all applicable building codes and other Laws in effect at the time of the removal, repair and restoration to the extent such compliance is necessitated by the removal, repair and restoration work. The foregoing provisions relating to Alterations for which Landlord’s consent was not obtained shall in no event be construed as giving Tenant the right to do any Alterations without Landlord’s consent (except as otherwise expressly provided in Section 8 below). Notwithstanding this Section 7.A above, in no event shall Tenant be required to remove any elements of the Tenant Improvements that are typical of an open interior office plan. For purposes of this Lease, an open interior office plan means (i) offices and conference rooms (not including the EBC (defined below)), with not more than fifty percent (50%) in the aggregate of the Deemed Building Square Footage on each floor of a Building being offices that are partitioned, enclosed or built out (other than open workspace cubicles which are not hard wall construction) or conference rooms that are partitioned, (ii) not more than five percent (5%) of the Deemed Building Square Footage on each floor of a Building being offices on the exterior window line (which window line offices shall be included in the calculation of the fifty percent (50%) aggregate threshold described in item (i) immediately above), and (iii) one (1) executive briefing center (“EBC”) in only one (1) of the Buildings, which EBC is not more than twenty percent (20%) of the Deemed Building Square Footage in such Building.

B.	Failure to Surrender:
If Tenant remains in possession of the Premises after the Expiration Date or sooner termination of this Lease (whichever occurs earlier) without Landlord’s consent, or fails to surrender the Premises on the Expiration Date or sooner termination of this Lease (whichever occurs earlier) in the condition required by this Lease, such hold over or failure shall not constitute a renewal or extension of the Lease Term, Tenant’s continued possession shall be on the basis of a tenancy at sufferance, and Tenant shall be liable to Landlord for the reasonable rental value of the Premises (which shall be deemed to be one hundred fifty percent (150%)

of the Base Monthly Rent due in the month preceding the Expiration Date or termination of this Lease (whichever occurs earlier), as applicable (without regard to temporary abatements then in effect)) plus all other amounts payable by Tenant under this Lease. In addition, if Tenant holds over without Landlord’s consent or fails to surrender the Premises at expiration or sooner termination of this Lease in the condition required by this Lease, Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord, and hold Landlord and Landlord’s trustees, beneficiaries, shareholders, directors, officers, members, employees, partners, affiliates, agents, successors and assigns (collectively “Landlord Related Parties”) the Landlord Related Parties harmless from and against all claims, liabilities, obligations, penalties, fines, actions, losses, damages, costs or expenses (including without limitation reasonable attorneys fees) resulting from delay by Tenant in timely surrendering the Premises in the required condition, including without limitation all lost rents, lost profits and lost or delayed business opportunities (including without limitation those relating to any delay or prevention in Landlord’s ability to redevelop all or any portion of the project of which the Premises is a part), and Landlord shall be entitled to all other rights and remedies available to a landlord against a tenant wrongfully holding over after the expiration or termination of the term of a lease without the landlord’s consent. If Tenant holds over after the expiration or sooner termination of this Lease with Landlord’s consent, such holding over shall be construed as a month to month tenancy, at one hundred fifty percent (150%) of the Base Monthly Rent for the month preceding the Expiration Date or termination of this Lease (whichever occurs earlier) (without regard to temporary abatements then in effect) in addition to all other rent due under this Lease, and shall otherwise be on the terms and conditions of this Lease, except for the following: those provisions relating to the Lease Term to the extent inconsistent with a month to month tenancy, any provisions requiring Landlord to perform any Landlord’s Work or install any Tenant Improvements or otherwise relating to the delivery of the Premises to Tenant, or pay any work allowances, space planning allowance or grant any free rent or other concessions and any options or rights to extend or renew this Lease, which provisions shall be of no further force and effect. Notwithstanding this Section 7.B above, if Tenant surrenders the Premises to Landlord but it is not in the condition required by this Lease, Tenant shall be deemed in holdover without Landlord’s consent only so long as it would reasonably take for Landlord to perform such work as is necessary to render the Premises in the required condition. All hard and soft costs incurred by Landlord in connection with such work shall be paid for by Tenant to Landlord not later than thirty (30) days after demand for payment is delivered to Tenant, which obligation shall survive the expiration or sooner termination of this Lease. This Section 7.B shall survive the termination or expiration of the Lease.

8.	ALTERATIONS & ADDITIONS:

A.	General Provisions:
Except as otherwise expressly provided in this Section 8.A, Tenant shall not make, or suffer to be made, any alteration or addition to the Premises (“Alterations”), or any part thereof, without obtaining Landlord’s prior written consent and delivering to Landlord the proposed architectural and structural plans for all such Alterations at least fifteen (15) days prior to the start of construction. All Tenant Improvements shall also constitute “Alterations” under this Lease. If such Alterations affect the structure of the Building, Tenant additionally agrees to reimburse Landlord its reasonable out-of-pocket costs incurred in reviewing Tenant’s plans. After obtaining Landlord’s consent, Tenant shall not proceed to make such Alterations until Tenant has obtained all required governmental approvals and permits, and if the costs of the Alterations will exceed Five Million Dollars ($5,000,000) in the aggregate and at the time of the proposed Alterations Tenant does not have cash and cash equivalents, short term investments and long term investments, in the aggregate, of Seven Hundred Fifty Million Dollars ($750,000,000) or more, then Tenant must also provide Landlord reasonable security, in form reasonably approved by Landlord, to protect Landlord against mechanics’ lien claims, before commencing such work. Tenant agrees to provide Landlord (i) not less than fifteen (15) days prior written notice of the anticipated and actual start-date of the work, (ii) a complete set of half-size (15” X 21”) vellum as-built drawings, and (iii) a certificate of occupancy, or other final government approval if the City does not issue certificates of occupancy, for the work upon completion of the Alterations. All Alterations shall be constructed by a licensed general contractor reasonably acceptable to Landlord in compliance with all applicable Laws including, without limitation, all building codes, Sustainability Requirements and the Americans with Disabilities Act of 1990 as amended from time to time. Upon the Expiration Date or termination of this Lease (whichever occurs earlier), all Alterations, except movable furniture and trade fixtures, shall become a part of the realty and belong to Landlord, except to the extent Tenant is required to remove Alterations pursuant to this Section or Section 7.A above. Alterations which are not to be deemed trade fixtures include heating, lighting, electrical systems, air conditioning, walls, carpeting, or any installation which has become an integral part of the Premises. All Alterations shall be maintained, replaced or repaired by Tenant at its sole cost and expense. In no event shall Landlord’s approval of, or consent to, any architect, contractor, engineer or other consultant or professional, any Alterations, or any plans, specifications and drawings for any Alterations constitute a representation or warranty by Landlord of (i) the accuracy or completeness of the plans, specifications, drawings and Alterations or the absence of design defects or construction flaws therein, or the qualification of any person or entity, or (ii) compliance with applicable Laws, and Tenant agrees that Landlord shall incur no liability by reason of such approval or consent. Once any Alterations begin, Tenant shall diligently and continuously pursue their completion. Notwithstanding the foregoing, Tenant may, without Landlord’s prior written consent, make non-structural Alterations to the Premises which do not affect the structure, roof or Building systems and are not visible from outside the Building, provided that (i) such Alterations do not exceed Five Hundred Thousand Dollars ($500,000) aggregate in a calendar year, and (ii) Tenant otherwise complies with the provisions of this Lease relating to Alterations. Tenant’s trade fixtures, furniture, office equipment (including servers and related equipment) and other personal property installed in the Premises (“Tenant’s Property”) shall at all times be and remain the property of Tenant (unless deemed abandoned as provided elsewhere in this Lease), and may be removed by Tenant at any time during the Lease Term provided that Tenant repairs all damage caused by such removal, except as provided in Section 2 above as it relates to Tenant’s loose furniture in the café or outdoor courtyard.

B.	Free From Liens:
Tenant shall keep the Premises free from all liens arising out of work performed, materials furnished, or obligations incurred by Tenant or claimed to have been performed for or furnished to Tenant. In the event Tenant fails to discharge any such lien within fifteen (15) days after receiving notice of the filing, Landlord shall immediately be entitled to discharge the lien at Tenant’s expense and all resulting costs incurred by Landlord, including reasonable attorney’s fees shall be due immediately from Tenant as additional rent.

C.	Compliance With Governmental Regulations:
The term Laws or Governmental Regulations shall mean all federal, state, county, city or governmental agency laws, statutes, ordinances, codes, standards, rules, requirements, regulations, Sustainability Requirements or orders now in force or hereafter enacted, promulgated, or issued. The term also includes government measures regulating or enforcing public access, traffic mitigation, occupational, health, or safety standards for employers, employees, landlords, or tenants. Except as expressly provided in Section 6.A above, Tenant, at Tenant’s sole expense shall comply with all such Governmental Regulations applicable to the Premises or the Tenant’s use of the Premises and shall make all repairs, replacements, alterations, or improvements necessary to comply with said Governmental Regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any action or proceeding against Tenant (whether Landlord be a party thereto or not) that Tenant has violated any such law, regulation or other requirement in its use of the Premises shall be conclusive of that fact as between Landlord and Tenant. Tenant’s obligations pursuant to this Section 8.C shall include, without limitation, maintaining and restoring the Premises and making structural and nonstructural alterations and additions to the Premises, Building and Common Area in compliance and conformity with all Laws and recorded documents to the extent required because of Tenant’s particular use of the Premises or any work or Alteration made by or on behalf of Tenant during the Lease Term or any breach of Tenant’s obligations under this Lease. The foregoing shall include, without limitation, compliance with and improvements required by the Americans With Disabilities Act or any similar Laws, as they may be amended from time to time. Landlord’s approval of any Alteration or other act by Tenant shall not be deemed to be a representation by Landlord that said Alteration or act complies with applicable Laws, and Tenant shall remain solely responsible for said compliance.

D.	Insurance Requirements:
Tenant or its contractors shall maintain during the course of construction of Alterations, at Tenant’s sole cost and expense, builders’ risk insurance for the amount of the completed value of the Alterations on an all-risk non-reporting form covering all improvements under construction, including building materials, and other insurance in amounts and against such risks as Landlord shall reasonably require in connection with the Alterations. In addition to and without limitation on the generality of the foregoing, Tenant shall ensure that its contractors procure and maintain in full force and effect during the course of construction a “broad form” commercial general liability and property damage policy of insurance naming Landlord, any property manager designated by Landlord and Landlord’s lenders and any affiliates of Landlord that are designated by Landlord from time to time as additional insureds. The minimum limit of coverage of the aforesaid policy shall be in the amount of not less than Five Million Dollars ($5,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) annual aggregate, and shall contain a severability of interest clause or a cross liability endorsement. If Commercial General Liability Insurance or other form with a general aggregate limit is used, either the general aggregate limit shall apply separately to this project/location or the general aggregate limit shall be twice the required occurrence limit. In no event shall the amount or type of insurance maintained or required to be maintained by Tenant or any of its contractors under this Lease in any way limit Tenant’s liability under this Lease, including without limitation any indemnification, defense or hold harmless provision in favor of Landlord under this Lease.

E.	Rooftop Rights.
Tenant shall have the non-exclusive right, in common with Landlord and other tenants of the Building and users authorized by Landlord, upon prior written approval by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), and at Tenant’s sole cost and expense (and not as a Work Allowance Cost), to install and operate a satellite antennae or dish on the top of each Building, provided that (i) Tenant has obtained all governmental approvals required with respect to the installation and use of such equipment, (ii) such installation shall be performed by a licensed contractor in a good and workmanlike manner, and in a manner that does not invalidate any roof or other warranties, (iii) such equipment shall be installed in locations reasonably acceptable to Landlord, (iv) such equipment shall be screened in a manner reasonably acceptable to Landlord, (v) all such equipment shall be removed from the Building, and all damage cause by such removal shall be repaired, by Tenant not later than the expiration or sooner termination of this Lease and (vi) Tenant otherwise complies with all of the requirements in this Lease as it relates to Alterations. Tenant, at its sole cost and expense shall promptly repair any and all damage to the roof or equipment located thereon or any other portion of the Building, including any needed replacements resulting from the activities of Tenant or Tenant’s Agents, including without limitation, all roof leaks and damage to flashing, roof membrane, parapet walls, roof top equipment and materials.

9.	MAINTENANCE OF PREMISES:

A.	Landlord’s Obligations:
Landlord at its sole cost and expense, shall maintain in good condition, order, and repair, and replace as and when necessary, the structural components of the Building, which consists of the foundation, exterior load bearing walls and roof structure, except that the cost to repair any damage caused by Tenant or Tenant’s Agents shall be paid for by Tenant to the extent the cost of repair is not fully paid to Landlord from available insurance proceeds.

B.	Tenant’s Obligations:
Except for those items described in Section 9.A above which are required to be maintained and repaired by Landlord or as described in this Section 9.B below, Tenant shall clean, maintain, repair and replace when necessary the Buildings and every part thereof through regular inspections and servicing, including but not limited to the following to the extent Landlord does not elect to maintain the same as Reimbursable Operating Costs (as defined in Section 9.C below): (i) all plumbing and sewage facilities, (ii) all heating ventilating and air conditioning facilities and equipment, (iii) all fixtures, interior walls, floors, carpets and ceilings, (iv) all windows, door entrances, plate glass and glazing systems including caulking, and skylights other than washing of exterior surfaces of Building exterior window, (v) all electrical facilities and equipment, (vi) all automatic fire extinguisher equipment, (vii) all elevator equipment and (viii) the roof membrane system. All wall surfaces and floor tile are to be maintained in good condition and repair, normal wear and tear and casualty excepted (subject to Section 16 below). With respect to items (ii), (vii) and (viii) above, Tenant shall provide Landlord a copy of a service contract between Tenant and a licensed service contractor providing for periodic maintenance of all such systems or equipment in conformance with the manufacturer’s recommendations. Tenant shall provide Landlord a copy of such preventive maintenance contracts and paid invoices for the recommended work if requested by Landlord. To the extent that any item in (i) through (viii) above is determined by Landlord to be for the benefit of more than one (1) tenant or occupant of the Buildings or Project, Landlord may assume the obligation to clean, maintain, repair and replace the same as Reimbursable Operating Costs (as defined in Section 9.D below) and Tenant shall during the period of such assumption have no obligation to clean, maintain, repair or replace such item.
Notwithstanding this Section 9.B above, if Tenant determines that any Building components located in or servicing the Premises which Tenant is required to repair (other than Tenant Improvements or Alterations or work required of Tenant to comply with applicable Laws pursuant to Section 8.C) are in need of material repair or replacement, and (i) the cost of such repair replacement is in excess of Twenty Five Thousand Dollars ($25,000), and (ii) the material repair or replacement constitutes a capital cost under generally accepted accounting principles, then Tenant shall notify Landlord of same in writing. If Tenant notifies Landlord of the foregoing pursuant to the prior sentence, then Landlord shall cause such repair or replacement (whether an item is repaired or replaced shall be determined by Landlord in its reasonable discretion) to be made, subject to reimbursement by Tenant as follows: The entire cost incurred by Landlord with respect to such work, together with interest thereon at the Agreed Interest Rate, shall be amortized over the useful life of the capital repair or replacement, as reasonably determined by Landlord in accordance with generally accepted accounting principles, and the monthly amortized cost (and interest thereon) shall be a Reimbursable Operating Cost to be paid by Tenant under this Lease until the earlier of the Expiration Date or the date that the entire cost of such work and interest thereon has been reimbursed to Landlord.

C.	Obligations Regarding Reimbursable Operating Costs:
In addition to the direct payment by Tenant of expenses as provided in Section 9.B, 10, 11 and 12 of this Lease, Tenant agrees to reimburse Landlord for Tenant’s Allocable Share (as defined in Section 9.E below) of Reimbursable Operating Costs (as defined in Section 9.D below) resulting from Landlord payment of expenses related to the Buildings or Project which are not otherwise paid by Tenant directly. Landlord shall have the right to periodically provide Tenant with a written estimate of Reimbursable Operating Costs for the next twelve (12) months and Tenant shall thereafter, until Landlord revises such estimate, pay to Landlord as additional rental, along with its Base Monthly Rent, one twelfth of Tenant’s Allocable Share of the Reimbursable Operating Costs as estimated by Landlord. Within ninety (90) days after the end of each calendar year during the Lease Term Landlord shall deliver to Tenant a statement (“Annual Statement”) in which Landlord shall set forth the actual expenditures for Reimbursable Operating Costs for such calendar year and Tenant’s Allocable Share thereof. The Annual Statement shall be certified by an authorized officer of Landlord to be correct. If the Annual Statement shows that Tenant’s payments of estimated Reimbursable Operating Costs exceeded Tenant’s actual obligation in respect of such calendar year, Landlord shall accompany said Annual Statement with a payment to Tenant of the amount of such excess. If the Annual Statement shows that Tenant’s payments of estimated Reimbursable Operating Costs were less than its actual obligation in respect of such calendar year, Tenant shall pay said difference to Landlord within thirty (30) days after Tenant’s receipt of the Annual Statement.
If Tenant disputes the amount or characterization of any item contained in the Annual Statement then Tenant shall give written notice thereof to Landlord not later than ninety (90) days after the Annual Statement is delivered to Tenant. Tenant shall then have the right to cause Landlord's records upon which the Annual Statement is based to be audited by an independent nationally recognized certified public accounting firm. Such auditor shall require the consent of Landlord to enter upon Landlord's offices to inspect Landlord's books which consent shall be granted in subject to Landlord's reasonable scheduling, confidentiality and security requirements. Except as provided below, the fee for any audit conducted on Tenant's behalf shall be borne solely by Tenant. In no event shall the fee for any audit be computed on a contingency fee basis or be otherwise dependent upon the findings of such audit, and Tenant shall demonstrate to Landlord’s reasonable satisfaction the non-contingent nature of the contract between Tenant and such auditor. Tenant shall not have any right to withhold any payment pending resolution of such dispute or audit, and payment by Tenant of any sum or sums in dispute shall not be deemed to be a waiver of Tenant’s right to audit or contest the Annual Statement in accordance with the terms and conditions of this Lease. Landlord shall cooperate with such audit and shall provide Landlord’s books and records reasonably requested and relative to the audit which shall be conducted during regular business hours at the office where Landlord maintains its books and records, at no cost to Landlord except as expressly provided below. If after such audit the parties do not agree on the audit findings then the dispute shall be settled by arbitration pursuant to Section 20.E below. If, as a result of Tenant's inspection of Landlord's books or the findings of the third party independent audit of Landlord's records and review, an error is discovered in the Annual Statement, Landlord shall revise the Annual Statement accordingly and any overpayment by Tenant shall be refunded by Landlord to Tenant not later than thirty (30) days after receipt by Landlord of written demand for payment, and any underpayment shall be paid by Tenant not later than thirty (30) days after receipt by Tenant of written demand for payment. If Tenant does not notify Landlord of a dispute within ninety (90) days after receipt of any Annual Statement, Tenant shall be deemed to have accepted such Annual Statement and waived its right to dispute the Annual Statement or conduct an audit with respect to the Annual Statement. Landlord's records and any information provided by Landlord to auditors pursuant to this Section, and the results of any such audit, shall be kept confidential by Tenant and its auditors, and shall not be made available by the auditors or Tenant to any other person or entity except to Tenant’s parent or affiliates and outside legal and financial representatives and except in any dispute resolution proceeding between the parties relating to such audit. If requested by Landlord, Tenant and its auditor shall, prior to any such audit, execute and deliver to Landlord a confidentiality agreement prepared by Landlord, reasonably acceptable to Tenant. If the final audit discloses an error in Landlord’s determination of the Reimbursable Operating Costs in excess of five percent (5%) in Landlord’s favor (i.e. the Annual Statement overstated Reimbursable Operating Costs by more than five percent (5%)), then all reasonable out-of-pocket costs of the audits shall be borne by Landlord; otherwise the cost of the audits shall be borne by Tenant.

D.	Reimbursable Operating Costs:

For purposes of calculating Tenant’s Allocable Share of Building and Project costs, the term “Reimbursable Operating Costs” is defined as all costs and expenses which are incurred by Landlord in connection with ownership and operation of the Buildings or the Project, together with such additional facilities as may be determined by Landlord to be reasonably desirable or necessary to the ownership or operation of the Building and/or Project. All costs and expenses shall be determined in accordance with generally accepted accounting principles which shall be consistently applied with accruals appropriate to Landlord’s business (“GAAP”). Reimbursable Operating Costs shall include, but not be limited to, the following to the extent the obligation therefor is not that of Tenant under the provisions of Section 9.B above: (i) common area utilities, including water, power, telephone, heating, lighting, air conditioning, ventilating, Amenities Building utilities, and Building utilities to the extent not separately metered to the Building; (ii) common area maintenance and service agreements for the Buildings, Amenities Building and/or Project and the fixtures and equipment therein, including without limitation, common area janitorial services, alarm and security services (if provided), exterior window cleaning, fees of the operators of the Amenities Building if Landlord hires such operators pursuant to Section 2 above, and maintenance of the sidewalks, landscaping, waterscape, parking areas, driveways, service areas, mechanical rooms, elevators, Amenities Building, and the building exteriors; (iii) insurance premiums and costs, including without limitation, the premiums and cost of All Risk property coverage (including Business Interruption), Liability coverage, Environmental Liability coverage and if elected by Landlord, earthquake insurance applicable to the Buildings or Project subject to the cost limitations set forth in Section 10 below; (iv) repairs, replacements and general maintenance (excluding repairs and general maintenance paid by proceeds of insurance or by Tenant or other third parties other than as Reimbursable Operating Costs, and repairs or alterations attributable solely to tenants of the Buildings or Project other than Tenant), including without limitation those relating the Amenities Building and the fixtures and equipment therein (repair, replacements and maintenance of the exercise equipment, and other furniture and furnishings provided by Landlord (if any) to be expensed and not treated of capital costs, but replacement of base building systems, to the extent considered capital costs pursuant to GAAP, to be treated as capital costs); (v) all real estate taxes and assessment installments or other impositions or charges which may be levied on the Buildings or Project, upon the occupancy of the Buildings or Project and including any substitute or additional charges which may be imposed during, or applicable to the Lease Term including real estate tax increases due to a sale, transfer or other change of ownership of the Buildings or Project, as such taxes are levied or appear on the City and County tax bills and assessment rolls; (vi) costs of complying with Sustainability Requirements; (vii) deductibles under insurance policies, except for earthquake deductibles to the extent in excess of Five Hundred Thousand Dollars ($500,000); (viii) the wages and benefits of all employees devoting time on operating or managing the Project, provided that as to any employee who does not devote substantially all of his or her employed time to the Project, that employee’s wages and benefits shall be prorated to reflect the time spent on operating or managing the Project as opposed time spent on matters unrelated to operating and managing the Project, (ix) capital expenditures if required by Laws, or to repair or replace existing capital items, or to increase efficiencies and save costs in the Building(s) to the extent not in excess of the cost of such savings, all of which shall be amortized over their useful lives as reasonably determined by Landlord in accordance with GAAP, together with interest on the unpaid portion of such expenditure at the Agreed Interest Rate, and (x) any of items (i) through (viii) in Section 9.B above to the extent Landlord has assumed with respect thereto the obligation for cleaning, maintenance repair or replacement. Landlord shall have no obligation to provide guard services or other security measures for the benefit of the Project, provided, however, that nothing contained herein shall prevent Landlord, at its sole option, from providing security measures for the Project. Notwithstanding Landlord’s election to provide security measures for the Project, Tenant assumes all responsibility for the protection of Tenant and Tenant’s Agents from acts of third parties. This is a “Net” Lease, meaning that Base Monthly Rent is paid to Landlord absolutely net of all costs and expenses, except as otherwise expressly provided in this Lease. The provision for payment of Reimbursable Operating Costs by means of monthly payment of Tenant’s Allocable Share of the Buildings and/or Project costs is intended to pass on to Tenant and reimburse Landlord for all costs of operating and managing the Buildings and/or Project, except as otherwise expressly provided in this Lease. If less than one hundred percent (100%) of the

Buildings and other Project buildings is leased at any time during the Lease Term, Landlord shall adjust Reimbursable Operating Costs to equal Landlord’s reasonable estimate of what Reimbursable Operating Costs would be had one hundred percent (100%) of the Buildings and the other Project buildings been leased.

E.	Tenant’s Allocable Share:
For purposes of prorating Reimbursable Operating Costs which Tenant shall pay, Tenant’s Allocable Share of Reimbursable Operating Costs shall be computed by multiplying the Reimbursable Operating Costs by a fraction, the numerator of which is the total deemed rentable square footage assigned to the Premises (i.e. the Deemed Buildings Square Footage and the portion of the Amenities Building square footage assigned to the Buildings) and the denominator of which is either (i) the total deemed rentable square footage assigned to the Premises if the service or cost is allocable only to the Premises, or (ii) the total deemed rentable square footage of the buildings in the Project if the service or cost is allocable to the entire Project, or (iii) the total rentable square footage assigned to the premises of those tenants or occupants that Landlord reasonably determines to be benefiting from such service or facility. Tenant’s obligation to share in Reimbursable Operating Costs shall be adjusted to reflect the Commencement Date and Expiration Date and is subject to recalculation in the event of expansion or contraction of the rentable square footage of the Buildings or Project.

F.	Waiver of Liability:
Failure by Landlord to perform any defined services required of Landlord under this Lease, or any cessation thereof, when such failure is caused by accident, breakage, repairs, strikes, lockout or other labor disturbances or labor disputes of any character or by any other cause, similar or dissimilar, shall not render Landlord liable to Tenant in any respect, including damages to either person or property, nor be construed as an eviction of Tenant, nor cause an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Should any equipment or machinery utilized in supplying the services listed herein as being Landlord’s obligation break down or for any cause cease to function properly, upon receipt of written notice from Tenant of any deficiency or failure of any services, Landlord shall use reasonable diligence to repair the same promptly, but Tenant shall have no right to terminate this Lease and shall have no claim for rebate of rent or damages on account of any interruptions in service occasioned thereby or resulting therefrom. Tenant waives the provisions of California Civil Code Sections 1941 and 1942 concerning the Landlord’s obligation of tenantability and Tenant’s right to make repairs and deduct the cost of such repairs from the rent, and any similar Law now or hereafter in effect. Landlord shall not be liable for a loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing, or its failure to furnish, any of the foregoing.

10.	INSURANCE:

A.	Tenant’s Use:
Tenant shall not use or permit the Premises, or any part thereof, to be used for any purpose other than that for which the Premises are hereby leased; and no use of the Premises shall be made or permitted, nor acts done, which will cause an increase in premiums or a cancellation of any insurance policy covering the Premises or any part thereof, nor shall Tenant sell or permit to be sold, kept, or used in or about the Premises, any article prohibited by the standard form of insurance policies. Tenant shall, at its sole cost, comply with all requirements of any insurance company or organization necessary for the maintenance of property and liability policies covering the Premises and appurtenances.

B.	Landlord’s Insurance:

Landlord agrees to purchase and keep in force All Risk insurance (or its equivalent or industry replacement) in an amount equal to the replacement cost of the Buildings and Parking Structure (excluding any Tenant Improvements and Alterations that are not typical or customary for offices uses (“Specialized Tenant Improvements”) and other than Alterations for which Landlord’s consent is not obtained). In addition, Landlord may elect to purchase insurance coverage for perils including earthquake, flood and/or terrorist acts, in amounts and with deductibles reasonably determined by Landlord. Earthquake insurance premiums incurred by Landlord and included in Reimbursable Operating Costs shall not exceed Sixteen Thousand Dollars ($16,000) per month (the “Earthquake Premium Cap”) for the first (1st) year of the Lease Term. The Earthquake Premium Cap shall be subject to increase annually commencing on the first anniversary of the Commencement Date and every anniversary thereafter in the event of an increase in the Consumer Price Index (each such anniversary date being an “Adjustment Date”). The basis for computing the adjustment shall be the U.S. Department of Labor, Bureau of Labor Statistic’s Consumer Price Index for All Urban Consumers, All Items, 1982-84=100, for the San Francisco-Oakland-San Jose area (“Index”). The Index most recently published preceding the Commencement Date shall be considered the “Base Index” for the first adjustment. Thereafter, the index most recently published preceding the previous Adjustment Date shall be considered the “Base Index.” If the Index most recently published preceding the Adjustment Date (“Comparison Index”) is greater than the Base Index, the then-payable Earthquake Premium Cap shall be increased by multiplying the then-applicable Earthquake Premium Cap by a fraction, the numerator of which is the Comparison Index and the denominator of which is the Base Index. Notwithstanding any subsequent actual increase or decrease in the Index, the increase in the Earthquake Premium Cap for any Adjustment Date shall never be more than four percent (4%) of the Earthquake Premium Cap in effect immediately before such adjustment. In no event shall the Earthquake Premium Cap decrease due to a decrease in the Index. Landlord may also maintain a policy of (i) commercial general liability insurance insuring Landlord (and such others designated by Landlord) against liability for personal injury, bodily injury, death and damage to property occurring or resulting from an occurrence in, on or about the Premises or Project in an amount as Landlord determines is reasonably necessary for its protection, (ii) rental loss insurance covering a minimum of twelve (12) months and (iii) Environmental Impairment/Pollution Liability coverage. Tenant agrees to pay Landlord as additional rent, within thirty (30) days after written invoice to Tenant, Tenant’s Allocable Share of the amount of any deductible under such policy (subject to the cap on earthquake deductibles described in Section 9.D), provided that if damage is confined to the Premises, Tenant shall pay the entire deductible to Landlord (subject to the cap on earthquake deductibles described in Section 9.D). It is understood and agreed that Tenant’s obligation to pay insurance premiums under this Section 10.B will be prorated to reflect the Commencement Date and Expiration Date.

C.	Tenant’s Insurance:
Tenant agrees, at its sole cost, to insure its personal property, trade fixtures, Specialized Tenant Improvements and other Alterations not required to be insured by Landlord against damage for their full replacement value (without depreciation). Said insurance shall provide All Risk coverage (or its equivalent or industry replacement) equal to the replacement cost of said property. The property insurance provided by Tenant as required by this paragraph shall be carried in favor of Landlord and Tenant as their respective interests may appear and shall provide that any loss to Alterations shall be adjusted with and be payable to both Landlord and Tenant. Tenant shall deliver a copy of the policy and renewal certificate to Landlord. Tenant agrees, at its sole cost, to obtain and maintain throughout the Lease Term Commercial General Liability insurance for occurrences within the Project with a combined single limit of not less than Five Million Dollars ($5,000,000.00), worker’s compensation insurance in compliance with statutory requirements, and Employer’s Liability with a limit of not less than Five Million Dollars ($5,000,000.00). Tenant may meet the Commercial General Liability and Employer’s Liability insurance requirements described in the prior sentence with an excess liability insurance policy, so long as the full amount of coverage required above is provided. Tenant’s liability insurance shall be primary insurance containing a cross-liability endorsement, and shall provide coverage on an “occurrence” rather than on a “claims made” basis. All such insurance shall provide for severability of interests; shall provide that an act or omission of one of the named or additional insureds shall not reduce or avoid coverage to the other named or additional insureds. Tenant shall include Landlord, Landlord’s affiliates and property manager and Landlord’s lenders as additional insureds on Tenant’s liability policies and shall name Landlord and Landlord’s lenders as loss payees on its property insurance covering Alterations, and shall deliver a copy of the policies and renewal certificates to Landlord evidencing the required coverage before entry onto the Premises to commence any Tenant Improvement work or to operate its business in the Premises and before expiration of any such policies. Tenant shall provide a waiver of subrogation in favor of Landlord, Landlord’s affiliates and property manager for worker’s compensation and employer’s liability. Tenant shall deliver to Landlord a copy of the certificates of such insurance evidencing the coverage required of Tenant prior to the earlier of the first Commencement Date or first entry to ready any portion of the Premises for Tenant’s occupancy, and within five (5) days after renewal of such policies, but in no event later than five (5) days after the scheduled expiration of such policies. If any policy required of Tenant is cancelled, terminated or reduced in coverage, Tenant shall notify Landlord of such changes not later than five (5) business days after Tenant becomes aware of such change. Notwithstanding the above, Landlord retains the right to have Tenant provide other forms of insurance which may be reasonably required to cover future risks. In no event shall the types or limits of any insurance policies maintained or required to be maintained under this Lease by Tenant or its contractors limit Tenant’s liability under this Lease, including without limitation Tenant’s indemnification, defense and hold harmless obligations.

D.	Waiver:
Except as expressly set forth elsewhere in this Lease, Landlord and Tenant hereby waive all tort, contract or other rights each may have against the other on account of any loss or damage sustained by Landlord or Tenant, as the case may be, to the Premises or its contents, or the other Project improvements, which may arise from any risk to the extent covered by their respective property insurance policies (or to the extent they would have been covered had such insurance policies been maintained in accordance with this Lease) as set forth above; provided that such waiver shall be effective only to the extent either permitted by the insurance covering such loss or, if insurance is required by this Lease but not obtained, permitted by the insurance that would cover such loss if such insurance were obtained as required by this Lease. The Parties shall each obtain from their respective insurance companies a waiver of any right of subrogation which said insurance company may have against Landlord or Tenant, as the case may be, with respect to the property insurance maintained with respect to this Lease.

11.	TAXES:
Tenant shall be liable for and shall pay as additional rent, prior to delinquency, all taxes and assessments levied against Tenant’s personal property and trade or business fixtures. All real estate taxes shall be prorated to reflect the Commencement Date and Expiration Date. If, at any time during the Lease Term a tax, excise on rents, business license tax or any other tax, however described, is levied or assessed against Landlord as a substitute or addition, in whole or in part, for taxes assessed or imposed on land or buildings, Tenant shall pay and discharge its Allocable Share of such tax or excise on rents or other tax before it becomes delinquent; except that this provision is not intended to cover net income taxes, inheritance, gift or estate tax imposed upon Landlord. In the event that a tax is placed, levied, or assessed against Landlord and the taxing authority takes the position that Tenant cannot pay and discharge its Allocable Share of such tax on behalf of Landlord, then at Landlord’s sole election, Landlord may increase the Base Monthly Rent by the exact amount of such tax and Tenant shall pay such increase. If by virtue of any application or proceeding brought by Landlord, there results a reduction in the assessed value of the Premises during the Lease Term, Tenant agrees to pay Landlord a fee consistent with the fees charged by a third party appeal firm for such services.

12.	UTILITIES:

Tenant shall arrange for and pay directly to the providing utility all water, gas, electric, telephone, and other utilities supplied to the Premises. Landlord shall not be liable for loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing or the utility company’s failure to furnish utilities to the Premises or any other portion of the Project, and in such event Tenant shall not be entitled to abatement or reduction of any portion of Base Monthly Rent or any other amount payable under this Lease and the continued effectiveness of this Lease shall not be affected thereby. Tenant acknowledges that the Premises, the Buildings and/or the Project may become subject to the rationing of utility services or restrictions on utility use as required by a public utility company, governmental agency or other similar entity having jurisdiction thereof. Tenant acknowledges and agrees that its tenancy and occupancy hereunder shall be subject to such rationing or restrictions as may be imposed upon Landlord, Tenant, the Premises, the Buildings and/or the Project, and Tenant shall in no event be excused or relieved from any covenant or obligation to be kept or performed by Tenant by reason of any such rationing or restrictions.

13.	TOXIC WASTE AND ENVIRONMENTAL DAMAGE:

A.	Use of Hazardous Materials:
Without the prior written consent of Landlord, neither Tenant, nor any subtenant of the Premises (of any tier in the chain of title) or any of Tenant’s or such subtenant’s agents, employees, representatives, affiliates, architects, contractors (including without limitation subcontractors of all tiers), suppliers, vendors, subtenants, licensees or invitees (collectively “Tenant’s Agents”), shall cause or permit any Hazardous Materials, as defined below, to be generated, brought onto, used, stored, created, released or disposed of in or about the Premises or Project, except that Tenant may use and store small quantities of common household cleaners, office supplies and computer equipment on the Premises provided such use and storage is in strict compliance with all Environmental Laws, as defined below. As used herein, the term “Hazardous Materials” shall mean any and all substances, materials or wastes (whether liquid, solid or gaseous), which are a pollutant or contaminant, or which are hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or which present a risk to public health or the environment, or which are or may become regulated by or under the authority of any Environmental Laws, including, without limitation, asbestos or asbestos containing materials, petroleum products, pesticides, polychlorinated biphenyls, flammable explosives, radioactive materials and urea formaldehyde. As used herein, the term “Environmental Laws” shall mean any present or future federal, state or local Laws, whether common law, statute, rule, regulation or ordinance, judgment, order, or other governmental restriction, guideline, listing or requirement, relating to the environment or any Hazardous Materials, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., and applicable provisions of the California Health and Safety Code and the California Water Code, all as heretofore or hereafter may be amended from time to time. In order to obtain consent, Tenant shall deliver to Landlord its written proposal describing the Hazardous Materials to be brought onto the Premises, measures to be taken for storage and disposal thereof, and safety measures to be employed to prevent pollution or contamination of the air, soil, surface and ground water. Landlord’s approval may be withheld in its reasonable judgment. Without diminishing Tenant’s obligation to obtain Landlord’s consent to Tenant’s use of Hazardous Materials on the Premises where this Lease requires such consent, Tenant represents and warrants that it shall comply with all Governmental Regulations applicable to Hazardous Materials including doing the following: (i) adhere to all reporting and inspection requirements imposed by Federal, State, County or Municipal Laws and provide Landlord a copy of any such reports or agency inspections; (ii) obtain and provide Landlord copies of all necessary permits and management plans required for the use, storage and handling of Hazardous Materials on the Premises; (iii) enforce Hazardous Materials handling and disposal practices consistent with industry standards; (iv) surrender the Premises and Project free from any and all Hazardous Materials generated, brought, used, stored, created, released, or disposed of by Tenant or Tenant’s Agents or by anyone else (other than Landlord or Landlord’s agents, employees or contractors) coming onto the Premises; and (v) with respect to Hazardous Materials as to which Tenant is obligated or liable pursuant to the express provisions of this Lease, properly close the facility with regard to such Hazardous Materials including the removal or decontamination of any process piping, mechanical ducting, storage tanks, containers, or trenches which have come into contact with such Hazardous Materials and obtaining a closure certificate from the local administering agency prior to the expiration or sooner termination of this Lease.

B.	Tenant’s Indemnity Regarding Hazardous Materials:
Tenant shall, at its sole cost and expense and with counsel reasonably acceptable to Landlord, indemnify, defend and hold harmless Landlord and the Landlord Related Parties from and against any and all claims, liabilities, obligations, penalties, fines, actions, losses, damages, costs or expenses (including without limitation reasonable attorneys fees) incurred or suffered arising from generating, bringing, using, storing, creating, releasing or disposing of Hazardous Materials in or about the Premises or Project by Tenant or Tenant’s Agents, or by anyone else coming onto the Premises (other than Landlord or Landlord’s agents, employees and contractors), or the violation of any Governmental Regulation or Environmental Laws by Tenant or Tenant’s Agents or by anyone else coming onto the Premises (other than Landlord or Landlord’s agents, employees or contractors). This indemnification, defense and hold harmless obligation applies whether or not the concentrations of any such Hazardous Materials exceed applicable maximum contaminant or action levels or any governmental agency has issued a cleanup order. Tenant’s indemnification, defense, and hold harmless obligations include, without limitation, the following: (i) claims, liabilities, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under present or future Laws, including Environmental Laws; (ii) claims, liabilities, costs or expenses pertaining to the assessment and identification, monitoring, cleanup, containment, or removal of Hazardous Materials from soils, riverbeds or aquifers including the provision of an alternative public drinking water source; (iii) losses attributable to diminution in the value of the Premises, Buildings or Project (iv) loss or restriction of use of rentable space in the Buildings or Project; (v) adverse effect on the marketing of any space in the Buildings or Project; and (vi) all other liabilities, obligations, penalties, fines, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, orders or judgments), damages (including consequential and punitive damages), and costs (including attorney, consultant, and expert fees and expenses) resulting from the release or violation. This Section 13.B shall survive the expiration or termination of this Lease.

C.	Notice of Release or Violation:
If, during the Lease Term (including any extensions), Tenant becomes aware of (i) any actual or threatened release of any Hazardous Materials on, under or about the Premises or Project or (ii) any inquiry, investigation, proceeding, claim, notice or order by any private or public person or entity regarding the presence of Hazardous Materials on, under or about the Premises or Project, including without limitation alleged violations of Environmental Laws by Tenant or Tenant’s Agents, Tenant shall give Landlord written notice of the release or investigation within five (5) days after learning of it and shall simultaneously and thereafter furnish Landlord with copies of any claims, notices of violation, reports, or other writings received by Tenant concerning the release or investigation. In the event of an actual release of Hazardous Materials, Tenant shall also give Landlord immediate verbal notice of such release. In the event of any release on or into the Premises or any portion of the Project or into the soil or ground water under the Premises, the Building or the Project of any Hazardous Materials used, treated, stored or disposed of by Tenant or Tenant’s Agents or as to the Premises only by anyone else (other than Landlord or Landlord’s agents, employees or contractors) coming onto the Premises, Tenant agrees to comply, at its sole cost, with all laws, regulations, ordinances and orders of any federal, state or local agency relating to the monitoring or remediation of such Hazardous Materials. In the event of any such release of Hazardous Materials Tenant shall immediately give verbal and follow-up written notice of the release to Landlord, and Tenant agrees to meet and confer with Landlord and any lender designated by Landlord which has a loan secured by the Premises to attempt to eliminate and mitigate any financial exposure to such lender and resultant exposure to Landlord under California Code of Civil Procedure Section 736(b) as a result of such release, and promptly to take reasonable monitoring, cleanup and remedial steps given, inter alia, the historical uses to which the Project has and continues to be used, the risks to public health posed by the release, the then available technology and the costs of remediation, cleanup and monitoring, consistent with acceptable customary practices for the type and severity of such contamination and all applicable Laws. Nothing in the preceding sentence shall eliminate, modify or reduce the obligation of Tenant under Section 13.B of this Lease to indemnify, defend and hold Landlord and the Landlord Related Parties harmless. Tenant shall provide Landlord prompt written notice of Tenant’s monitoring, cleanup and remedial steps. In the absence of an order of any federal, state or local governmental or quasi-governmental agency relating to the cleanup, remediation or other response action required by applicable law, any dispute arising between Landlord and Tenant concerning Tenant’s obligation to Landlord under this Section 13.C concerning the level, method, and manner of cleanup, remediation or response action required in connection with such a release of Hazardous Materials shall be resolved by arbitration pursuant to this Lease.

D.	Remediation Obligations:
In the event of any release on, under or about the Premises or the Project of any Hazardous Materials generated, brought onto, used, stored, created or disposed of by Tenant or Tenant’s Agents or, as to the Premises only, by anyone else (other than Landlord or Landlord’s agents, employees or contractors) coming onto the Premises, Tenant shall, at its sole cost, promptly take all necessary and appropriate actions, in compliance with applicable Environmental Laws, to remove or remediate such Hazardous Materials, whether or not any governmental agency has issued a cleanup order, so as to return the Premises and Project to the condition that existed before the introduction of such Hazardous Materials. Tenant shall obtain Landlord’s written consent prior to implementing any proposed removal or remedial action, provided, however, that Tenant shall be entitled to respond immediately to an emergency without first obtaining Landlord’s written consent. Nothing in the preceding sentence shall in any way eliminate, modify or reduce the obligation of Tenant under 13.B of this Lease to indemnify, defend and hold Landlord and the Landlord Related Parties harmless. Landlord agrees that Tenant shall not be liable to Landlord for, and Landlord shall not require Tenant to remove or remediate (or pay for the cost thereof), any Hazardous Material that are present at the Project as of the Effective Date or that have migrated to or under a Building or the Project from off-site sources, except to the extent caused by Tenant or Tenant’s Agents or coming from any building in the Project leased to Tenant or its successors, affiliates, assigns or other transferees.

E.	Environmental Monitoring:
Landlord and its agents and consultants shall have the right to inspect, investigate, sample and monitor the Premises, including any air, soil, water, ground water, or to conduct any other sampling or testing, digging, drilling or analysis, to determine whether Tenant is complying with the terms of this Section 13. If Landlord discovers that Tenant is not in compliance with the terms of this Section 13, all costs incurred by Landlord in determining Tenant’s non- compliance, including attorneys’, consultants’ and experts’ fees, shall be due and payable by Tenant to Landlord within thirty (30) days following Landlord’s written demand therefor.

F.	Landlord Indemnification:
Landlord shall indemnify and hold Tenant harmless from any claims, liabilities, costs or expenses (including, without limitation, all litigation costs, expert witness fees and reasonable attorneys’ fees) incurred or suffered by Tenant for the removal, investigation, monitoring or remediation of Hazardous Materials which are present on the Premises or the Project as of the Effective Date or which come to be present on the Premises or the Project as a result of Landlord’s actions after the Effective Date. Landlord’s indemnification and hold harmless obligations include, without limitation, (i) claims, liability, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under common law or under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Resource Conservation and Recovery Act of 1980 (“RCRA”) or any other Federal, State, County or Municipal law, ordinance or regulation, for the removal, investigation, monitoring or remediation of Hazardous Materials which are present on the Premises or the Project as of the Effective Date or which come to be present on the Premises or the Project as a result of Landlord’s actions after the Effective Date, (ii) claims, liabilities, costs or expenses pertaining to the identification, monitoring, cleanup, containment, or removal of Hazardous Materials which are present on the Premises or the Project as of the Effective Date or which come to be present on the Premises or the Project as a result of Landlord’s actions after the Effective Date from soils, riverbeds or aquifers including the provision of an alternative public drinking water source, and (iii) all costs of defending such claims. In no event shall Landlord be liable for any consequential damages suffered or incurred by Tenant as a result of any such contamination. To the actual knowledge of Landlord, except as disclosed by in the documents described on Exhibit “E” attached hereto or in any documents delivered to Tenant before the Effective Date or recorded against the Project, no Hazardous Material is present in the Building or the Project in violation of applicable Laws. Phrases such as “to the actual knowledge of Landlord”, or other phrases relating to Landlord’s knowledge as used in this Lease, mean and are limited to the actual personal knowledge as of the Effective Date of John Michael Sobrato, without such individual having undertaken or being required to undertake any duty of inquiry, investigation or due diligence with respect to such matters, without the knowledge of any other person being imputed to such individual, without any constructive knowledge being imputed to such individual and without such individual assuming any personal liability with respect to such matters.

14.	TENANT’S DEFAULT

A.	Events of Default
The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant: (i) Tenant’s failure to pay the Base Monthly Rent or any other payment due under this Lease (including additional rent) by the date such amount is due, where such failure continues for three (3) business days after Tenant’s receipt of Landlord’s notice that such amount was not received; (ii) the abandonment of the Premises by Tenant; (iii) Tenant’s failure to deliver to Landlord any document or agreement required to be delivered by Tenant pursuant to Sections 3.D, 20.H, 20.K, 20.T within the time required by those Sections, or failure to discharge any liens within the time required by Section 8.B, or failure to deliver any evidence of insurance within the time required by this Lease, where such failure continues for two (2) business days after written notice of the failure has been delivered to Tenant; (iv) Tenant’s failure to observe and perform any other required provision of this Lease, or the occurrence of any other event described as a default in other Sections of this Lease or any amendment to this Lease, where such failure or default continues for thirty (30) days after written notice from Landlord, provided, however, that if the nature of the default is such that it cannot reasonably be cured within such thirty (30) day period, Tenant shall not be deemed in default if it commences within such thirty (30) day period to cure and thereafter diligently prosecutes the same to; except, however, that if this Lease expressly provides that no notice or cure is required for a breach or default to exist then such thirty (30) day or longer notice and cure period shall not apply; (v) Tenant’s making of any general assignment for the benefit of creditors; (vi) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within thirty (30) days after the filing); (vii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; (viii) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days, or (viii) a material default by the tenant under any Additional Lease (defined in Section 19.A below), beyond any applicable cure period expressly set forth in such Additional Lease, without the necessity for additional notice or cure under this Lease, provided that if a notice and cure period is granted under such Additional Lease the notice of breach or default delivered to the tenant under such Additional Lease states or is accompanied by a separate notice which states that failure to cure within the applicable cure period under the Additional Lease will be a default under this Lease.

B.	Remedies:
In the event of any default by Tenant beyond applicable notice and cure periods, then in addition to other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event Landlord elects to so terminate this Lease, Landlord may recover from Tenant all the following: (i) the worth at time of award of any unpaid rent which had been earned at the time of such termination; (ii) the worth at time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss for the same period that Tenant proves could have been reasonably avoided; (iii) the worth at time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom; including the following: (x) expenses for repairing, altering or remodeling the Premises for purposes of reletting, (y) broker’s fees, advertising costs or other expenses of reletting the Premises, and (z) costs of carrying the Premises such as taxes, insurance premiums, utilities and security precautions; and (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted by applicable California law. The term “rent”, as used in this Lease, is defined as the minimum monthly installments of Base Monthly Rent and all other sums required to be paid by Tenant pursuant to this Lease, all such other sums being deemed as additional rent due hereunder. As used in (i) and (ii) above, “worth at the time of award” shall be computed by allowing interest at a rate equal to the greater of the following (the “Agreed Interest Rate”) (i) the discount rate of the Federal Reserve Bank of San Francisco plus five (5%) percent per annum, as of the twenty-fifty (25th) day of the month immediately preceding Tenant’s default, on advances to member banks under Section 13 and 13(a) of the Federal Reserve Act, as now in effect or hereafter from time to time amended, or (ii) ten percent (10%) per annum. As used in (iii) above, “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one (1%) percent. Any obligation Landlord may have to mitigate damages upon a termination due to Tenant’s default shall not include the obligation to relet the Premises if Landlord has other comparable available space within the Building or Project.

C.	Right to Re-enter:
In the event of any such default by Tenant, Landlord shall have the right, after terminating this Lease, to re-enter the Premises and remove all persons and property in accordance with applicable law. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, and disposed of by Landlord, in any manner permitted by law.

D.	Continuation of Lease:
If Landlord does not elect to terminate this Lease as provided in Section 14.B above, then the provisions of California Civil Code Section 1951.4, (Landlord may continue the Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due if Tenant has a right to sublet and assign, subject only to reasonable limitations) as amended from time to time, shall apply, this Lease shall continue in effect, and Landlord may enforce all of its rights and remedies under this Lease, including without limitation, the right to recover payment of rent as it becomes due.

E.	No Termination:
Neither efforts by Landlord to mitigate damages caused by a breach or default of Tenant, nor acts of maintenance or preservation or efforts to relet the Premises shall constitute an election by Landlord to terminate the Lease or a termination of Tenant’s right to possession of the Premises.

F.	Non-Waiver:
Landlord may accept Tenant’s payments without waiving any rights under this Lease, including rights under a previously served notice of default. No payment by Tenant or receipt by Landlord of a lesser amount than any installment of rent due shall be deemed as other than payment on account of the amount due. If Landlord accepts payments after serving a notice of default, Landlord may nevertheless commence and pursue an action to enforce rights and remedies under the previously served notice of default without giving Tenant any further notice or demand. Furthermore, Landlord’s acceptance of rent from the Tenant when the Tenant is holding over without express written consent does not convert Tenant’s tenancy from a tenancy at sufferance to a month to month tenancy. No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by Landlord of any provision of this Lease must be in writing. Such waiver shall affect only the provision specified and only for the time and in the manner stated in the writing. No delay or omission in the exercise of any right or remedy by Landlord shall impair such right or remedy or be construed as a waiver thereof by Landlord. No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute acceptance of the surrender of the Premises by Tenant before the Expiration Date. Only written notice from Landlord to Tenant of acceptance shall constitute such acceptance of surrender of the Premises. Landlord’s consent to or approval of any act by Tenant which requires Landlord’s consent or approvals shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger and shall, at the option of Landlord, terminate all or any existing subleases or subtenants, or may, at the option of Landlord, operate as an assignment to Landlord of any or all such subleases or subtenants

G.	Performance by Landlord:
If Tenant fails to perform any obligation required under this Lease or by Laws beyond applicable notice and cure periods, Landlord in its sole and absolute discretion may, without notice, without waiving any rights or remedies and without releasing Tenant from its obligations hereunder, perform such obligation, in which event Tenant shall pay Landlord as additional rent all sums paid by Landlord in connection with such substitute performance, including interest at the Agreed Interest Rate within ten (10) days of Landlord’s written notice for such payment.

H.	[Intentionally deleted]

15.	LANDLORD’S LIABILITY:

A.	Limitation on Landlord’s Liability:

In the event of Landlord’s failure to perform any of its covenants or agreements under this Lease, Tenant shall give Landlord written notice of such failure and shall give Landlord thirty (30) days to cure or commence to cure such failure prior to any claim for breach or resultant damages, provided, however, that if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Landlord shall not be deemed in default if it commences within such period to cure, and thereafter diligently prosecutes the same to completion. In addition, upon any such failure by Landlord, Tenant shall give notice by registered or certified mail to any person or entity with a security interest in the Premises (“Mortgagee”) that has provided Tenant with notice of its interest in the Premises, and shall provide Mortgagee a reasonable opportunity to cure such failure, including such time to obtain possession of the Premises by power of sale or judicial foreclosure or appointment of a receiver, if such should prove necessary to effectuate a cure. Tenant agrees that each of the Mortgagees to whom this Lease has been assigned is an express third-party beneficiary hereof. Tenant waives any right under California Civil Code Section 1950.7 or any other present or future law relating to the collection of any payment or deposit from Mortgagee or any purchaser at a foreclosure sale of Mortgagee’s interest unless Mortgagee or such purchaser shall have actually received and not refunded the applicable payment or deposit. Tenant further waives all rights to terminate this Lease and to vacate the Premises on Landlord’s default under this Lease, the Parties having agreed that Tenant’s remedies in the event of a Landlord default shall be limited to those expressly set forth in this Lease. Tenant’s sole remedy on Landlord’s default is an action for damages or injunctive or declaratory relief; provided, however, Landlord and the Landlord Related Parties shall not be liable to Tenant for any consequential damages suffered or incurred by Tenant on account of Landlord’s default including, without limitation, on account of lost profits or the interruption of Tenant’s business. Tenant hereby agrees that Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom or for damage to the goods, wares, merchandise, or other property of Tenant, Tenant’s employees, invitees, customers, or any other person in or about the Premises or the Project, nor shall Landlord be liable for injury to the person of Tenant, Tenant’s employees, agents, contractors, or any other person in or about the Premises or Project, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water, or rain, or from the breakage, leakage, obstruction, or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning, or lighting fixtures, or from any other cause, whether said damage or injury results from conditions arising upon the Premises or upon other portions of the Project or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant. Landlord shall not be liable for any damages arising from any act or neglect of any other tenant, occupant, or user of the Project, nor from the failure of Landlord to enforce the provisions of any other lease of the Project.

B.	Limitation on Tenant’s Recourse:
If Landlord is a corporation, trust, partnership, joint venture, unincorporated association or other form of business entity, then the obligations of Landlord shall not constitute personal obligations of the Landlord Related Parties. Tenant shall have recourse only to the interest of Landlord in the Premises and current net rent proceeds therefrom (after deduction of all costs and expenses incurred in connection with the Project, including debt service) for the satisfaction of the obligations of Landlord and shall not have recourse to any other assets of Landlord for the satisfaction of such obligations.

C.	Indemnification of Landlord:
As a material part of the consideration rendered to Landlord, Tenant hereby waives all claims against Landlord for damages to goods, wares and merchandise, and all other personal property in, upon or about said Premises and for injuries to persons in or about said Premises or Project, from any cause arising at any time to the fullest extent permitted by law. Except to the extent due to the negligence or willful misconduct of Landlord or a breach of Landlord’s obligations under this Lease, Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord and hold Landlord and the Landlord Related Parties harmless from and against all claims, liabilities, obligations, penalties, fines, actions, losses, damages, costs or expenses (including without limitation reasonable attorneys fees) incurred or suffered arising from the use or occupancy of the Premises or any part of the Project by Tenant or Tenant’s Agents, the acts or omissions of Tenant or Tenant’s Agents, Tenant’s breach of this Lease, or any damage or injury to person or property from any cause, including but not limited to the use or occupancy of the Premises or any part of the Project by Tenant or Tenant’s Agents, the acts or omissions of Tenant or Tenant’s Agents, Tenant’s breach of this Lease or from the failure of Tenant to keep the Premises in good condition and repair as herein provided. Further, in the event Landlord is made party to any litigation due to the acts or omission of Tenant or Tenant’s Agents, Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord and the Landlord Related Parties harmless from and against all claims, liabilities, obligations, penalties, fines, actions, losses, damages, costs or expenses (including without limitation reasonable attorneys fees) incurred in connection with such litigation.

16.	DESTRUCTION OF PREMISES:

A.	Landlord’s Obligation to Restore:
In the event of damage or destruction of the Premises during the Lease Term (other than Tenant’s Specialized Tenant Improvements and other than those Alterations for which Landlord’s consent was not obtained) Landlord, and Tenant (as to Alterations for which Landlord’s consent was not obtained and Specialized Tenant Improvements, provided that in no event shall Tenant perform any work in violation of the other Sections of this Lease), shall repair the same to a similar condition to that which existed prior to such damage or destruction, to the extent legally allowed, subject to this Section 16 below. Such damage or destruction shall not annul or void this Lease; however, Tenant shall be entitled to a proportionate reduction of Base Monthly Rent while repairs are being made, such proportionate reduction to be based upon the extent to which the repairs interfere with Tenant’s business in the Premises, as reasonably determined by Landlord. In no event shall Landlord be required to replace or restore Alterations for which Landlord’s consent was not obtained, Specialized Tenant Improvements or Tenant’s trade fixtures or personal property.

B.	Limitations on Landlord’s Restoration Obligation:
Notwithstanding the provisions of Section 16.A above, Landlord shall have no obligation to repair or restore a Building in which any portion of the Premises is located if any of the following occur: (i) if Landlord estimates the repairs cannot be made in three hundred sixty (360) days from the date of receipt of all governmental approvals necessary under applicable Laws, as reasonably determined by Landlord, (ii) if the holder of the first deed of trust or mortgage encumbering the Building elects not to permit the insurance proceeds payable upon damage or destruction to be used for such repair or restoration, (iii) the damage or destruction is not fully covered by the insurance maintained by Landlord, (iv) the damage or destruction occurs in the last twenty four (24) months of the Lease Term (taking into consideration all Options then exercised by Tenant), or (v) Tenant is in default pursuant to the provisions of Section 14 above; or (vi) Tenant has vacated the Premises in such Building for more than ninety (90) days before the casualty. In any such event Landlord may elect either to (i) complete the repair or restoration, or (ii) terminate this Lease as to only the damaged or destroyed Building by providing Tenant written notice of its election within sixty (60) days following the damage or destruction. If Landlord elects to repair or restore, this Lease shall continue in full force and effect. If Landlord elects to terminate this Lease as to just the one (1) Building pursuant to the prior sentence, then Tenant shall have the right to terminate this Lease as to both of the Buildings, by delivering written notice of Tenant’s election not later than twenty (20) days after Tenant was notified of Landlord’s termination election. If Tenant fails to deliver its written election to terminate the Lease as to both Buildings pursuant to the prior sentence within the required twenty (20) day period, then Tenant shall be deemed to have elected not to terminate this Lease as to both Buildings pursuant to the prior sentence. Tenant shall also have the right to terminate this Lease in the event either (1) Landlord estimates the repairs cannot be made in the three hundred sixty (360) days from the date of receipt of all governmental approvals necessary under applicable Laws, as reasonably determined by Landlord, or (2) the damage or destruction occurs in the last twenty four (24) months of the Lease Term (taking into consideration all Options then exercised by Tenant), by providing Landlord written of its election of (1) of this sentence above within twenty (20) days after Landlord’s notice of the time to repair and restore and of (2) of this sentence above within thirty (30) days after the date of the casualty. Tenant hereby waives the benefits and rights provided to Tenant by the provisions of Civil Code Sections 1932 and 1933, or any similar Law now or hereafter in effect. If this Lease terminates as the result of any damage or destruction to Premises, all property insurance proceeds relating to Alterations maintained by Tenant shall be the sole property of Landlord, Tenant shall have no right to such proceeds, and Tenant shall fully cooperate with Landlord in collecting such proceeds, or if such proceeds have been paid to Tenant, Tenant shall pay such proceeds to Landlord not later than seven (7) business days after the Expiration Date or termination of this Lease (whichever is earlier), which obligations shall survive the expiration or sooner termination of this Lease. Tenant shall also pay to Landlord not later than seven (7) business days after the Expiration Date or termination of this Lease (whichever is earlier) an amount equal to the deductible under Tenant’s property insurance, which obligation shall survive the expiration or sooner termination of this Lease. If Tenant fails to maintain the property insurance required by this Lease, then Tenant shall pay to Landlord, not later than seven (7) business days after the Expiration Date or termination of this Lease (whichever is earlier) an amount equal to what the proceeds would have been had Tenant maintained the insurance required by this Lease, plus the deductible that would have applied if such insurance had been in place.

17.	CONDEMNATION:
If any part of the Premises shall be taken for any public or quasi-public use, under any statute or by right of eminent domain or private purchase in lieu thereof, and only a part thereof remains which is susceptible of occupation hereunder, this Lease shall, as to the part so taken, terminate as of the day before title vests in the condemnor or purchaser (“Vesting Date”) and Base Monthly Rent payable hereunder shall be adjusted so that Tenant is required to pay for the remainder of the Lease Term only such portion of Base Monthly Rent as the value of the part remaining after such taking bears to the value of the entire Premises prior to such taking, as reasonably determined by Landlord. Further, in the event of such partial taking, Landlord shall have the option to terminate this Lease as of the Vesting Date. If all of the Premises or such part thereof be taken so that there does not remain a portion susceptible for occupation hereunder, this Lease shall terminate on the Vesting Date. If part or all of the Premises be taken, all compensation awarded upon such taking shall go to Landlord, and Tenant shall have no claim thereto; except Landlord shall cooperate with Tenant, without cost to Landlord, to recover compensation for the unamortized cost of any Specialized Tenant Improvements and Alterations paid for by Tenant and not reimbursed through the Work Allowance or for Tenant’s moving costs. If there is a taking of any parking areas within Phase 1, substitute parking cannot be provided within Phase 1 by means of restriping the remaining existing parking areas within Phase 1, and Landlord does not provide replacement parking within Phase 2 or other property adjacent to Phase 1 or Phase 2, then the parking allocated to Tenant under this Lease shall be proportionately reduced. However, if the parking allocated to Tenant under this Lease is reduced by more than ten percent (10%) or there is a taking of more than fifteen percent (15%) of a Building, Tenant shall have the right to terminate this Lease effective as of the Vesting Date or thirty (30) days after Tenant delivers its termination notice to Landlord, whichever is later. If any part of the Premises is taken but this Lease is not terminated, then Landlord shall, to the extent not prohibited by Laws and condemnation proceeds are sufficient to do so, repair any damage to the Premises caused by such taking to a condition reasonably suitable for Tenant’s continued operations. Tenant hereby waives the provisions of California Code of Civil Procedures Section 1265.130 and any similar Law now or hereafter in effect, and the provisions of this Section 17 shall govern in the case of a taking.

18.	ASSIGNMENT OR SUBLEASE:

A.	Consent by Landlord:

Except as specifically provided in Section 18.E below, Tenant may not voluntarily, involuntarily or by operation of law, assign, sell or otherwise transfer all or any part of Tenant’s interest in this Lease or in the Premises, cause or permit any part of the Premises to be sublet, occupied or used by anyone other than Tenant, or permit any person to succeed to any interest in this Lease or the Premises (all of the foregoing being a “Transfer”) without the express written consent of Landlord. In the event Tenant desires to effectuate a Transfer, Tenant shall deliver to Landlord (i) executed counterparts of any agreement and of all ancillary agreements with the proposed transferee, (ii) current financial statements of the transferee covering the preceding three (3) years, (iii) the nature of the proposed transferee’s business to be carried on in the Premises, (iv) a statement outlining all consideration to be given on account of the Transfer, and (v) a current financial statement of Tenant. Landlord may condition its approval of any Transfer on receipt of a certification from both Tenant and the proposed transferee of all consideration to be paid to Tenant in connection with such Transfer. At Landlord’s request, Tenant shall also provide additional information reasonably required by Landlord to determine whether it will consent to the proposed Transfer. Landlord shall have a fifteen (15) day period following receipt of all the foregoing within which to notify Tenant in writing that Landlord elects to: (i) other than with respect to a Permitted Transfer, terminate this Lease as to the portion of the Premises proposed to be transferred, if the portion of the Premises proposed for Transfer, together with any portion of the affected Building then subject to another Transfer, is for more than fifty percent (50%) (cumulatively, for the proposed Transfer and all other Transfers then in effect and made within the thirty six (36) month period before Tenant’s request for consideration of the proposed Transfer) of the rentable square footage of such Building, and the Transfer then under consideration is for more than seventy five percent (75%) of the remaining Lease Term (not taking into account Option Terms which have not yet commenced); (ii) permit Tenant to Transfer such space to the named transferee on the terms and conditions set forth in the notice; or (iii) refuse consent. If Landlord should fail to notify Tenant in writing of such election within the fifteen (15) day period, Landlord shall be deemed to have elected option (iii) above (i.e. refused consent); provided, however that if after such fifteen (15) day period Tenant delivers another written notice to Landlord requesting consent to the proposed Transfer together with the information required to be submitted in connection with the Transfer, such notice states that it is a second notice as to which if Landlord does not respond within seven (7) business days Landlord will be deemed to have granted its consent, and Landlord has confirmed to Tenant that Landlord received such second notice and the submitted Transfer information, then if Landlord fails to respond to Tenant within seven (7) business days after delivery of the second notice and Landlord’s confirmation of receipt Landlord shall be deemed to have consented to the proposed Transfer. In the event Landlord elects option (i) above, this Lease shall expire with respect to such part of the Premises which is the subject of the proposed Transfer on the date upon which the proposed Transfer was to commence, and from such date forward, Base Monthly Rent shall be adjusted based on the proportion that the rentable area of the Premises remaining (taking into account its allocable share of the Amenities Building square footage) bears to the total rentable area of the Premises (taking into account its allocable share of the Amenities Building Square footage) before exercise of Landlord’s election to terminate, and Tenant’s Allocable Share of all other costs and charges shall be adjusted in accordance with Section 9.E based upon the remaining rentable area of the Premises. In the event Landlord does not elect option (i) above, Landlord’s consent to the proposed Transfer shall not be unreasonably withheld, conditioned or delayed, provided and upon the condition that: (i) the proposed transferee is engaged in a business that is limited to the use expressly permitted under this Lease; (ii) the proposed transferee is a company with sufficient financial worth and management ability to undertake the financial obligation of this Lease in the case of an assignment (or in the case of a Transfer of less than all of Tenant’s interest in this Lease or a sublease, the financial obligations under such Transfer) and Landlord has been furnished with reasonable proof thereof; (iii) the proposed transfer agreement, if it is a sublease, conforms to the requirements of Section 18.I below or if it is an assignment, is in a form reasonably satisfactory to Landlord; (iv) the proposed Transfer will not result in there being greater than one (1) subtenants or other occupants (not including employees) on any floor within a Building at any time during the Lease Term; (v) Tenant reimburses Landlord on demand for all reasonable costs that may be incurred by Landlord in connection with said Transfer, including the costs of making investigations as to the acceptability of the proposed transferee and legal costs incurred in connection with the granting or denial of any requested consent not to exceed Two Thousand Five Hundred Dollars ($2,500); and (vi) Tenant shall not have advertised or publicized in any way the availability of the Premises without prior notice to Landlord. In the event all or any one of the foregoing conditions are not satisfied (without limiting other factors that may be considered or conditions that may be imposed by Landlord in connection with a requested Transfer), Landlord shall be considered to have acted reasonably if it withholds its consent. Tenant shall not hypothecate, mortgage, pledge or otherwise encumber Tenant’s interest in this Lease or the Premises or otherwise use the Lease as a security device in any manner without the consent of Landlord, (all of the foregoing being an “Hypothecation”) which consent Landlord may withhold in its sole and absolute discretion. Tenant shall reimburse Landlord on demand for any reasonable costs that may be incurred by Landlord in connection with an Hypothecation, including legal costs incurred in connection with the granting or denial of any requested consent. Landlord’s consent to one or more Transfers or Hypothecations shall not operate to waive Tenant’s obligation to obtain Landlord’s consent to other Transfers or Hypothecations nor constitute consent to an assignment or other Transfer following foreclosure of any permitted lien, mortgage or other encumbrance. If Tenant is a corporation, limited liability company, unincorporated association, partnership or other legal entity, the sale, assignment, cancellation, surrender, exchange, conversion or any other transfer or hypothecation of any stock, membership or other ownership interest in such entity (whether occurring at one time or over a period of time) in the aggregate of more than fifty percent (50%) (determined cumulatively) shall be deemed an assignment of this Lease; in the case of a partnership, any withdrawal or substitution (whether occurring at one time or over a period of time) of any partners owning fifty percent (50%) or more (cumulatively) of the partnership, or the dissolution of the partnership shall be deemed an assignment of this Lease; provided that, subject to Section 18.D below, the foregoing provisions of this sentence shall not apply to a transfer of stock in a corporation whose stock is publicly traded on a public stock exchange. If Tenant is an entity, any sale of all or substantially all of its assets shall be deemed an assignment of this Lease. If Tenant is a corporation whose stock is not publicly traded on a public stock exchange, any dissolution, merger, consolidation or reorganization of Tenant shall be deemed a Transfer. Tenant acknowledges and agrees that the provision of this Section 18 are not unreasonable standards or conditions for purposes of Section 1951.4 of the California Civil Code, as amended from time to time, under bankruptcy laws, or for any other purpose.

B.	Assignment or Subletting Consideration:
Landlord and Tenant hereby agree that fifty percent (50%) of any rent or other economic consideration (including without limitation, payments for trade fixtures and personal property in excess of the fair market value thereof, stock, warrants, and options) in excess of the Base Monthly Rent payable hereunder (after deducting therefrom Reasonable Transfer Costs (defined below)) (i) realized by Tenant in connection with any Transfer by Tenant, and/or (ii) realized by a subtenant or any other person or entity (other than Tenant) (any such subtenant, person or entity being a “Subsequent Transferor”) in connection with a sublease, assignment or other Transfer by such Subsequent Transferor, shall be paid by Tenant to Landlord promptly after such amounts are paid to Tenant or a Subsequent Transferor, regardless of the amount of sub-rent the Subsequent Transferor pays to Tenant or any prior Subsequent Transferor. As used in this Section 18.B, “Reasonable Transfer Costs” shall mean the following costs, to the extent reasonably incurred in connection with the Transfer in question: (i) advertising costs and brokerage commissions payable to unaffiliated third parties, (ii) reasonable legal fees incurred by Tenant in connection with such Transfer, (iii) tenant improvement costs incurred by Tenant solely in connection with such Transfer, and (iv) the Unamortized TI Costs (defined below) to the extent attributable to the portion of the Premises subject to the Transfer. As used in this Lease, “Unamortized TI Costs” shall mean the then remaining (as of the date of Transfer) unamortized portion of the Work Allowance Costs to the extent not paid for through the Work Allowance, with the Work Allowance Costs not paid for through the Work Allowance being amortized over the initial one hundred forty four (144) months of the Lease Term and evenly allocated over the Deemed Buildings Square Footage. In the case of a Transfer other than an assignment of Tenant’s entire interest in the Lease and Premises, the Unamortized TI Costs shall be included in Reasonable Transfer Costs on a monthly amortization basis over the then remaining amortization period and shall not be fully deducted upon the occurrence of the Transfer. Tenant’s obligation to pay over Landlord’s portion of the consideration constitutes an obligation for additional rent hereunder. The above provisions relating to Landlord’s right to terminate the Lease and relating to the allocation of excess rent are independently negotiated terms of the Lease which constitute a material inducement for the Landlord to enter into the Lease, and are agreed by the Parties to be commercially reasonable. No Transfer by Tenant shall relieve it of any obligation under this Lease. Any Transfer which conflicts with the provisions of this Lease shall be voidable by Landlord at any time following such Transfer.

C.	No Release:
Any Transfer shall be made only if and shall not be effective until the transferee shall execute, acknowledge, and deliver to Landlord an agreement, in form and substance satisfactory to Landlord, whereby the transferee shall assume all the obligations of this Lease on the part of Tenant to be performed or observed to the extent of the interest being transferred and shall be subject to all the covenants, agreements, terms, provisions and conditions in this Lease to the extent applicable to the interest being transferred. Notwithstanding any Transfer and the acceptance of rent or other sums by Landlord from any transferee, Tenant and any guarantor shall remain fully liable for the payment of Base Monthly Rent and additional rent due, and to become due hereunder, for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and for all acts and omissions of any transferee or any other person claiming under or through any transferee that shall be in violation of any of the terms and conditions of this Lease, and any such violation shall be deemed a violation by Tenant. Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord and hold Landlord and the Landlord Related Parties harmless from and against all claims, liabilities, obligations, penalties, fines, actions, losses, damages, costs or expenses (including without limitation reasonable attorneys fees) resulting from any claims that may be made against Landlord by the proposed transferee or by any real estate brokers or other persons claiming compensation in connection with the proposed Transfer.

D.	Reorganization of Tenant:
Notwithstanding any other provision of this Lease, the provisions of this Section 18.D shall apply if: (i) there is a dissolution, merger, consolidation, or other reorganization of or affecting Tenant, where Tenant is not the surviving company, or there is a sale of all or substantially all of the assets of Tenant, or (ii) there is a sale, cancellation, surrender, exchange, conversion or any other transfer of stock involving or consisting of more than fifty percent (50%) of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors, or a transfer of more than a fifty percent (50%) ownership interest in

Tenant (where Tenant is not a corporation), or there is any merger, consolidation or other reorganization of or affecting Tenant (other than one described in (i) immediately above), whether the foregoing occurs in a single transaction or in multiple steps. In a transaction under clause (i) of this Section 18.D, the surviving or acquiring corporation or entity (“Surviving Entity”) shall promptly execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord under which the Surviving Entity assumes the obligations of Tenant hereunder. In a transaction or series of transactions under clause (ii) of this Section 18.D, the entities which as a result of such transaction(s) own a greater than fifty percent (50%) interest in Tenant (including, without limitation as a result of a reverse triangular merger or a triangular merger) (collectively the “Acquiring Entity”) shall promptly execute and deliver to Landlord a guaranty of lease in form reasonably satisfactory to Landlord under which the Acquiring Entity guarantees the full payment and performance of the obligations of Tenant under the Lease (“Lease Guaranty”). The foregoing notwithstanding, as to all transactions described in this

Section 18.D, if the Surviving Entity or Acquiring Entity is itself not a publicly-traded company, but is instead the subsidiary of or owned (directly or indirectly) by a publicly-traded company (or a subsidiary of a subsidiary of a publicly-traded company, or a subsidiary in a chain of entities in which one or more parent companies are publicly traded), then each publicly-traded parent company in such chain shall also be required to execute and deliver to Landlord the Lease Guaranty. In addition, in the event that after such acquisition Tenant does not prepare audited financial statements, then in addition to the financial statements required to be delivered by Tenant hereunder, each entity required to execute the Lease Guaranty shall provide Landlord its audited financial statements at the times and in the manner required of Tenant hereunder. Without limiting the foregoing requirements, it is the intent of the parties that after such any transaction or series of transactions described in this Section 18.D, Landlord shall be entitled to rely on the creditworthiness of publicly-traded companies and to receive audited financial information from publicly-traded companies to the extent

Tenant is owned, directly or indirectly, by a publicly-traded company.

E.	Permitted Transfers
Provided that Tenant otherwise complies with the provisions of this Section 18, except the provision requiring prior consent or the provisions relating to payment of Transfer consideration, but otherwise including without limitation Section 18.D, Tenant may enter into any of the following Transfers described in this Section 18.E (a “Permitted Transfer”) without Landlord’s prior consent, provided however that Tenant shall notify Landlord of any such Transfer not later than five (5) business days after the effective date of such Transfer. Tenant may sublease all or part of the Premises or assign all of its interest in this Lease to (i) any corporation or legal entity which controls, is controlled by, or is under common control with the original Tenant to this Lease by means of an ownership interest of more than fifty percent (50%); (ii) a successor corporation or legal entity which results from a merger, consolidation or other reorganization in which Tenant is not the surviving corporation or legal entity, so long as the surviving corporation or legal entity has a net worth at the time of such assignment or sublease that is equal to or greater than the net worth of Tenant immediately prior to such transaction; and (iii) a corporation or legal entity which purchases or otherwise acquires all or substantially all of the assets or stock of Tenant so long as the surviving corporation or legal entity has a net worth at the time of such assignment or sublease that is equal to or greater than the net worth of Tenant immediately prior to such transaction. The assignee of a Permitted Transfer is referred to in this Lease as a “Permitted Assignee”.

F.	Effect of Default:
In the event of Tenant’s default, Tenant hereby assigns all amounts due to Tenant from any Transfer as security for performance of Tenant’s obligations under this Lease, and Landlord as assignee of Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such amounts and apply it toward Tenant’s obligations under this Lease, except that Tenant may collect such amounts unless a default beyond applicable notice and cure periods occurs as described in Section 14 above. Landlord’s collection of any amounts due from a Transfer shall not constitute an acceptance by Landlord of attornment by any subtenants, and upon Tenant’s default beyond applicable notice and cure periods Landlord shall have all rights provided by this Lease and applicable Laws, including without limitation terminating this Lease and any or all occupants’ rights to possession of the Premises as Landlord shall determine in Landlord’s sole and absolute discretion. A termination of the Lease due to Tenant’s default beyond applicable notice and cure periods shall not automatically terminate a Transfer then in existence; rather at Landlord’s election (1) such Transfer shall survive the Lease termination, (2) the transferee shall attorn to Landlord, and (3) Landlord shall undertake the obligations of Tenant under the transfer agreement; except that Landlord shall not be liable for prepaid rent, security deposits or other defaults of Tenant to the transferee, or for any acts or omissions of Tenant and Tenant’s Agents.

G.	Conveyance by Landlord:
In the event of any transfer by any person or entity comprising Landlord of such person’s or entity’s entire interest in this Lease, such person or entity (and in case of any subsequent transfer, the then transferor) shall be automatically freed and relieved from and after the date of such transfer of all liability for the performance of any covenants or obligations on the part of Landlord contained in this Lease accruing thereafter; provided, however, that any funds in the hands of such person or entity or the then transferor at the time of such transfer, in which Tenant has an interest shall be turned over to the transferee and if the entire interest of Landlord is the subject of the transfer then any amount then due and payable to Tenant by Landlord or the then transferor under any provision of this Lease shall be paid to Tenant; and provided, further, that upon any such transfer, the transferee shall be deemed to have assumed, subject to the limitations of this Section 18 above all of the agreements, covenants and conditions in this Lease to be performed from and after the transfer on the part of Landlord, it being intended hereby that the covenants and obligations contained in this Lease to be performed on the part of Landlord shall, subject as aforesaid, be binding on each Landlord, its successors and assigns, only during its period of ownership.

H.	Successors and Assigns:
Subject to the provisions this Section 18, the covenants and conditions of this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of all Parties hereto; and all parties hereto comprising Tenant shall be jointly and severally liable hereunder.

I.	Sublease Requirements:
With respect to any permitted sublet of the Premises by Tenant to an approved Subtenant (“Subtenant”), the sublet transaction shall be evidenced by a written sublease between Tenant and Subtenant (the “Sublease”). The Sublease shall comply with the following requirements: (i) The form of the Sublease and the terms and conditions thereof shall be subject to Landlord’s approval which shall not be withheld unreasonably; (ii) The Sublease shall provide that it is subject to all of the terms and conditions of this Lease, except those terms and conditions relating to Rent, additional rent, and any other amount due under this Lease; (iii) The Sublease shall provide that the Subtenant shall have no right to exercise any option or other right granted to Tenant in this Lease; (iv) The Sublease shall contain a waiver of subrogation against Landlord and shall require Subtenant’s insurance policies to acknowledge such waiver of subrogation; (v) The Sublease shall provide that all requirements of the Lease applicable to subleases shall be applicable to sub-subleases; (vi) The Sublease shall require Subtenant, acting through Tenant, to obtain Landlord’s prior written approval, to any alteration to the Premises to the same extent Tenant is required by this Lease to obtain such consent; (vii) The Sublease shall require Subtenant to send Landlord copies of any and all notices concerning the Premises that Subtenant is obligated to provide to Tenant and Tenant to send Landlord copies of any and all notices concerning the Premises that Tenant is obligated to provide to Subtenant; (viii) The Sublease shall provide that, at Landlord’s option, the Sublease shall not terminate in the event that this Lease terminates and shall require Subtenant to execute an attornment agreement if Landlord, in its sole and absolute discretion, shall elect to have the Sublease continue beyond the date of termination of this Lease as a direct lease between Landlord and the Subtenant (provided however that in no event shall Landlord be liable for any default under the Sublease occurring prior to such attornment); and (ix) The Sublease shall require the Subtenant to agree that on receipt of notice from Landlord that Tenant has defaulted beyond applicable notice and cure periods, Subtenant shall pay all sums due under the Sublease to Landlord.

19.	OPTION TO EXTEND THE LEASE TERM:

A.	Grant and Exercise of Option:

Landlord grants to Tenant, subject to the terms and conditions set forth in this Section 19 two (2) options (each an “Option” and collectively the “Options”) to extend the Lease Term for an additional term (each an “Option Term”). Each Option Term shall be for a period of sixty (60) months and shall be exercised, if at all, by written notice to Landlord no earlier than twelve (12) months prior to the date the Lease Term would expire but for such exercise but no later than nine (9) months prior to the date the Lease Term would expire but for such exercise, time being of the essence for the giving of such written notice. Notwithstanding the foregoing, in order for Tenant’s exercise of an Option under this Lease to be effective, if any lease entered into by Tenant pursuant to Sections 19.E, 19.F or 19.G or any other lease entered into or assumed by Tenant for any other portion of the Project or Phase 2 (each of such other leases being an “Additional Lease”) has an expiration date that is within ten (10) months after the Expiration Date of this Lease, then the tenants under such Additional Leases must concurrently with Tenant exercise their corresponding options to extend the term of the Additional Leases if there are any remaining unexercised options under such Additional Leases. In addition, if an Additional Lease has an expiration date that is within ten (10) months before the Expiration Date of this Lease, and the tenant under such Additional Lease did not exercise an available option to extend the term of the Additional Lease, then all Options under this Lease as to which an Option Term has not commenced shall terminate and be of no further force or effect. If Tenant exercises an Option, all of the terms, covenants and conditions of this Lease shall apply except for the grant of additional Options pursuant to this Section 19, except for Tenant’s right with respect to the lease of additional space within the Project pursuant to Sections 19.E, 19.F and 19.G below and except for tenant improvements, improvement allowances, space planning allowance or relocation allowances, free rent or other leasing concessions and inducements, and provided that Base Monthly Rent for the Premises payable by Tenant during the Option Term shall be the Fair Market Rental as hereinafter defined. Notwithstanding anything herein to the contrary, (i) if Tenant or the tenant under any Additional Lease is in monetary or material non-monetary default beyond any applicable cure period under any of the terms, covenants or conditions of this Lease either at the time Tenant exercises the Option, or (ii) if the net worth of Tenant or the net worth or any other tenant under an Additional Lease, as reported in their most recent financial statements shows insufficient financial worth to undertake the financial obligations under this Lease or the Additional Lease, as applicable, determined in Landlord’s reasonable discretion, then Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate the Option upon notice to Tenant, in which event the Lease Term shall not be extended pursuant to this Section 19.A. As used herein, the term “Fair Market Rental” is defined as the rental and all other monetary payments, including any escalations and adjustments thereto (including without limitation Consumer Price Indexing) that Landlord could obtain during the Option Term from a third party desiring to lease the Premises, based upon the (i) current use and other allowed uses of the Premises, as determined by the rents then obtainable for new leases of space comparable in age and quality to the Premises in the same real estate submarket as the Building and (ii) the credit standing and financial stature of the Tenant, and taking into account the quality or condition of the Premises (but only if the Premises has been maintained and repaired by Tenant in accordance with this Lease) and tenant improvement allowances. In setting Fair Market Rental, the appraisers shall be instructed that the following concessions obtainable for new space shall not be taken into account in determining Fair Market Rental, there shall be no offset or adjustment for the following costs which Landlord will not incur in the event Tenant exercises its option, and that the appraisers’ determination shall not be discounted due to the fact that such costs will not be incurred by Landlord in connection with the Option Term: (i) brokerage commissions, (ii) relocation allowances, or (iii) vacancy costs.

B.	Determination of Fair Market Rental:
If Tenant exercises an Option, Landlord shall send Tenant a notice setting forth the Fair Market Rental for the Option Term within thirty (30) days following the date of exercise. If Tenant disputes Landlord’s determination of Fair Market Rental for the Option Term, Tenant shall, within thirty (30) days after delivery to Tenant of Landlord’s notice setting forth Fair Market Rental for the Option Term, send to Landlord a notice stating that Tenant either elects to terminate its exercise of the Option, in which event the Option shall lapse and this Lease shall terminate on the Expiration Date, or that Tenant disagrees with Landlord’s determination of Fair Market Rental for the Option Term and elects to resolve the disagreement as provided in Section 19.C below. If Tenant does not timely send Landlord a notice as provided in the previous sentence, Tenant shall be deemed to have disagreed with Landlord’s determination of Fair Market Rental and to have elected to resolve the disagreement as provided in Section 19.C below. If Tenant elects to resolve the disagreement as provided in Section 19.C below and such procedures are not concluded prior to the commencement date of the Option Term, Tenant shall pay to Landlord as Base Monthly Rent the Fair Market Rental as determined by Landlord in the manner provided above. If the Fair Market Rental as finally determined pursuant to Section 19.C is greater than Landlord’s determination, Tenant shall pay Landlord the difference between the amount paid by Tenant and the actual Base Monthly Rent due as so determined in this Section 19 within thirty (30) days after such determination. If the Fair Market Rental as finally determined in Section 19.C is less than Landlord’s determination, the difference between the amount paid by Tenant and the actual Base Monthly Rent due as so determined pursuant to this Section 19 shall be credited against the next installments of Base Monthly Rent due from Tenant to Landlord hereunder.

C.	Resolution of a Disagreement over the Fair Market Rental:
Any disagreement regarding Fair Market Rental shall be resolved as follows: Within thirty (30) days after Tenant’s response to Landlord’s notice setting forth the Fair Market Rental, Landlord and Tenant shall meet at a mutually agreeable time and place, in an attempt to resolve the disagreement. If within the 30-day consultation period referred to above, Landlord and Tenant cannot reach agreement as to Fair Market Rental, each party shall select one appraiser to determine Fair Market Rental. Each such appraiser shall arrive at a determination of Fair Market Rental and submit their conclusions to Landlord and Tenant within thirty (30) days after the expiration of the 30-day consultation period described above. If only one appraisal is submitted within the requisite time period, it shall be deemed as Fair Market Rental. If both appraisals are submitted within such time period and the two (2) appraisals so submitted differ, the two (2) appraisers shall meet and see if they can come to agreement on the Fair Market Rental, and if the two (2) appraisers cannot agree then they shall immediately select a third appraiser who shall, within thirty (30) days after this selection to choose which of the appraisals made by the initial two (2) appraisers is closest to the Fair Market Rental, and such closest appraisal as determined by the third (3rd) appraiser shall be the Fair Market Rental. All appraisers specified pursuant to this Section 19.C shall be members of the American Institute of Real Estate Appraisers with not less than ten (10) years experience appraising office and industrial properties in the Santa Clara Valley. Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser.

D.	Personal to Tenant:
All Options provided to Tenant in this Lease are personal and granted solely to ServiceNow, Inc., a Delaware corporation, or a Permitted Assignee, and are not exercisable by any other person or entity, whether or not a Transfer has occurred. In the event Tenant has multiple options to extend this Lease, a later Option to extend the Lease cannot be exercised unless the prior Option has been properly exercised and the Option Term for that exercised prior Option has commenced. All Options provided to Tenant in this Lease shall terminate upon the expiration or sooner termination of this Lease and shall not apply during any holdover period.

E.	Right of First Negotiation to Lease Additional Space:
Tenant shall have a right of first negotiation to lease all of the rentable space in the first building to be constructed by Landlord as part of Phase 2 (the “First Expansion Building”), on the terms and conditions described in this Section 19.E (the “First Expansion Building Right”). To exercise the First Expansion Building Right, Tenant shall notify Landlord in writing not earlier than the Commencement Date and not later than

September 30, 2016 (such period being the “First Expansion Building Exercise Period”) that Tenant desires to exercise such right, time being of the essence. If Tenant does not notify Landlord in writing within the First Expansion Building Exercise Period that it desires to exercise the First Expansion Building Right, all of Tenant’s rights under this Section 19.E (including without limitation with respect to the First Expansion Building and the Second Expansion Building (defined below)) shall terminate and shall not be subject to revival. If Tenant does notify Landlord in writing during the First Expansion Building Negotiation Period that it desires to exercise the First Expansion Building Right (such notice being the “First Expansion Building Notice”), then within the three (3) month period following delivery of the First Expansion Building Notice to Landlord (the “First Expansion Building Negotiation Period”), Landlord and Tenant shall confer and negotiate in an attempt to reach agreement on all of the terms and conditions of a lease for the First Expansion Building, determined in each Party’s sole and absolute discretion, it being contemplated, however that (i) the lease for the First Expansion Building will constitute an Additional Lease under this Lease, (ii) the lease for the First Expansion Building would be co-terminus with the then existing Lease Term under this Lease, (iii) the First Expansion Building would be delivered to Tenant in equivalent warm shell condition as the Buildings were delivered to Tenant pursuant to this Lease, (iv) the parking ratio for the First Expansion Building will be not less than three and eighty six one-hundredths (3.86) spaces per one thousand (1,000) square foot of deemed rentable square foot of the First Expansion Building (rounded down to the nearest whole space) to the extent allowed under then applicable Laws and land use entitlements then in effect for the First Expansion Building and (v) if a lease for the First Expansion Building is entered into between Landlord and Tenant, then to the extent the City will allow the construction of a bridgeway between the 2215 Building and the 2225 Building and between the 2225 Building and the First Expansion Building, Landlord would seek such approvals from the City and if such approvals are obtained would construct such bridgeways at Landlord’s sole cost, subject to terms and condition to be negotiated with respect to such matters during the First Expansion Building Negotiation Period. If the Parties are not able to reach agreement and a lease for the First Expansion Building is not entered into between Landlord and Tenant during the First Expansion Negotiation Period for any reason, determined by each Party in its sole and absolute discretion or Landlord cannot get consent from the City to erect the bridgeways, then all of Tenant’s rights under this Section 19.E (including without limitation with respect to the First Expansion Building and the Second Expansion Building) shall terminate and shall not be subject to revival.
If the Parties do enter into a lease for the First Expansion Building before the end of the First Expansion Building Negotiation Period, then Tenant shall have a right of first negotiation with respect to the second (2nd) building to be built as part of Phase 2 (the “Second Expansion Building”), on the terms and conditions described in this Section 19.E (the “Second Expansion Building Right”). To exercise the Second Expansion Building Right, Tenant shall notify Landlord in writing not earlier than the date that the lease for the First Expansion Building is entered into between Landlord and Tenant and not later than September 30, 2019 (such period being the “Second Expansion Building Exercise Period”) that Tenant desires to exercise such right, time being of the essence. If Tenant does not notify Landlord in writing that it desires to exercise the Second Expansion Building Right during the Second Expansion Building Exercise Period, then all of Tenant’s rights under this Section 19.E with respect to the Second Expansion Building shall terminate and shall not be subject to revival. If Tenant does notify Landlord in writing within the Second Building Exercise Period that it desires to exercise the Second Expansion Building Right (such notice being the “Second Expansion Building Notice”), then within the three (3) month period following delivery of the Second Expansion Building Notice to Landlord (the “Second Expansion Building Negotiation Period”), Landlord and Tenant shall confer and negotiate all of the term and conditions of a lease for the Second Expansion Building (including without limitation the length of term of the lease for the Second Expansion Building and extensions of the length of term under this Lease and all other Additional Leases), determined in each Party’s sole and absolute discretion, it being contemplated, however that (i) the lease for the Second Expansion Building will constitute an Additional Lease under this Lease, (ii) the Second Expansion Building would be delivered to Tenant in equivalent warm shell condition as the Buildings were delivered to Tenant pursuant to this Lease, (iii) the parking ratio for the Second Expansion

Building will be not less than three and eighty six one-hundredths (3.86) spaces per one thousand (1,000) square foot of deemed rentable square foot of the Second Expansion Building (rounded down to the nearest whole space) to the extent allowed under then applicable Laws and land use entitlements then in effect for the Second Expansion Building and (iv) if a lease for the Second Expansion Building is entered into between Landlord and Tenant during the Second Expansion Building Negotiation Period, then to the extent the City will allow the construction of a bridgeway between the First Expansion Building and the Second Expansion Building, Landlord would seek such approvals from the City and if such approvals are obtained would construct such bridgeway at Landlord’s sole cost, subject to terms and conditions to be negotiated with respect to such matters during the Second Expansion Building Negotiation Period. If the Parties are not able to reach agreement and enter into a lease for the Second Expansion Building during the Second Expansion Building Negotiation Period for any reason, determined by each Party in its sole and absolute discretion, then Tenant’s rights under this Section 19.E as it relates to the Second Expansion Building shall terminate and shall not be subject to revival.
Notwithstanding anything in this Section 19.E to the contrary, Tenant shall have no rights under this Section 19.E during any period that Tenant is in default beyond applicable cure and notice provisions under any of the terms, covenants or conditions of this Lease, and the time period for Tenant’s exercise of its rights under this Section 19.E shall not be extended as the result thereof. In no event shall this Section 19.E apply with respect to any lease of less than all of the rentable space in a building. The rights granted to Tenant pursuant to this Section 19.E are personal and granted solely to ServiceNow, Inc., a Delaware corporation, or a Permitted Assignee, and are not exercisable by any other person or entity whether or not a Transfer has occurred. This Section 19.E and Tenant’s rights under this Section 19.E shall automatically terminate (i) upon the expiration or sooner termination of this Lease, or (ii) in the event of a foreclosure, deed in lieu of foreclosure transaction or other involuntary transfer of Landlord's interest in all or any portion of the Project or Phase 2, including without limitation pursuant to any loan encumbering the Project or Phase 2 at any time during the Lease Term or as the result of any condemnation proceeding. Tenant’s rights under this Section 19.E shall not apply during any holdover period. Not later than seven (7) business days after request by Landlord, Tenant shall deliver to Landlord Tenant’s written acknowledgment of the status of Tenant’s rights under this Section 19.E (including without limitation that such rights have been waived or terminated and are not subject to reinstatement, if that is the case) in form reasonably acceptable to Landlord. Tenant’s failure to deliver a written acknowledgment pursuant to the sentence immediately above within the required seven (7) business day period, shall be a material default by Tenant under this Lease as to which Tenant shall not be entitled to notice or opportunity to cure, and such failure shall not operate to negate, prevent or delay the waiver or termination of Tenant’s rights under this Section 19.E.

F.	Right of First Refusal to Lease Expansion Building Space:
Commencing on the Effective Date and continuing until the earlier of the date that Section 19.E terminates or three (3) months following the delivery of Tenant’s First Expansion Building Exercise Notice to Landlord (such period being the “First Expansion Space Blackout Period”), Landlord agrees not to enter into a lease with any third party (which for the purpose of this Section 19.F and 19.G means a third party other than Landlord or Tenant) for space within the First Expansion Building or Second Expansion Building. Except as provided in this Section 19.F below, if Landlord and Tenant have not entered into a lease for the First Expansion Building pursuant to Section 19.E above, then if following expiration of the First Expansion Space Blackout Period and expiring at the end of the initial one hundred forty four (144) months of the Lease Term, Landlord receives a letter of intent or other lease proposal from a third (3rd) party to lease all or any portion of the rentable area within the First Expansion Building and/or Second Expansion Building which Landlord is willing to accept (such letter of intent or lease proposal being the “Lease Proposal” and such space covered by such Lease Proposal being the “Offered Space”), then before entering into a binding agreement with such third party or any other party for the Offered Space, Landlord shall provide Tenant written notice (“Landlord’s Offer

Notice”) advising Tenant that a Lease Proposal has been received from a third (3rd) party which Landlord desires to accept and describing the economic terms (meaning solely, for purposes of this Section 19.F, the rentable area to be leased, base monthly rent, base monthly rent escalations, landlord work and tenant improvements required to be constructed by Landlord prior to commencement of the lease term for the Offered Space (if any), tenant improvement allowance (if any), free rent period (if any), length of initial lease term, options to extend or renew (if any) and base monthly rent and escalations for any such extension or renewal period. Not later than seven (7) business days after delivery of Landlord’s notice to Tenant pursuant to this Section 19.F above, Tenant shall have the right to elect to lease the Offered Space in accordance with this Section 19.F below, by delivering written notice of such election to Landlord, time being of the essence with respect to the delivery of such written notice of election (the “Offered Space Exercise Notice”).
If Tenant does not deliver the Offered Space Exercise Notice to Landlord within said seven (7) business day period, Tenant shall be deemed to have rejected Landlord’s offer, and Landlord shall have the right to lease the Offered Space to anyone else at rents (meaning solely, for the purpose of this Section 19.F, base monthly rent and base monthly rent escalations for the initial term only (not any extension or renewal terms), free rent and tenant improvement allowance) that are not less than ninety three percent (93%) of the rents offered to Tenant, and otherwise on such other terms and conditions acceptable to Landlord in Landlord’s sole and absolute discretion, free of Tenant’s rights under this Section 19.F, provided that a lease for the Offered Space is entered into by Landlord not later than nine (9) months after the date that Tenant has notified Landlord that it does not desire to lease the Offered Space pursuant to Landlord’s Offer Notice or has been deemed to have elected not to lease the Offered Space, and upon Landlord’s entering into such lease Tenant’s rights under this Section 19.F shall terminate as to the Offered Space and shall not be subject to revival. If a lease with a third party is not entered into pursuant to the prior sentence within the required nine (9) month period, and Landlord wishes to enter into a lease for the Offered Space to anyone after the expiration of such nine (9) month period or for rents that are less than ninety three percent (93%) of the rents previously offered to Tenant, then Landlord must again deliver a Landlord’s Offer Notice to Tenant reflecting the economic terms upon which Landlord is willing to enter into a lease for the Offered Space, before entering into a lease for the Offered Space with anyone besides Tenant, and Tenant shall respond to this new Landlord’s Offer Notice in the time and manner provided for in this Section 19.F applicable to the original notice, and the terms and provision of this Section 19.F shall apply with respect to such new offer.
If Tenant delivers an Offered Space Exercise Notice to Landlord within the required seven (7) business day period, such election shall be irrevocable but subject to termination by Landlord at Landlord’s election as described below. If Tenant delivers an Offered Space Exercise Notice to Landlord within the required seven (7) business day period, then Landlord shall prepare and deliver to Tenant a lease (the “New Lease”) setting forth the terms in Landlord’s Offer Notice, but otherwise on the terms and conditions of this Lease to the extent not inconsistent with the terms in Landlord’s Offer Notice, except that (i) this Section 19.F shall not apply, (ii) Sections 19.A through 19.D shall not apply if there are no extension or renewal offers in Landlord’s Offer Notice, (iii) Section 19.E shall not apply, (iv) the provisions relating to the Parking Garage Expansion shall not apply and (v) the New Lease shall be cross-defaulted with this Lease and all other Additional Leases. A New Lease shall also constitute an Additional Lease pursuant to this Lease.
The New Lease presented to Tenant shall be promptly signed by both Parties, provided that it is in the form required by the immediately preceding paragraph. If the New Lease (and Lease Amendment, if applicable) is not signed by Tenant and returned to Landlord within seven (7) business days after such lease is delivered to Tenant, then, at Landlord’s election (in Landlord’s sole and absolute discretion) by written notice to Tenant, Tenant shall be deemed to have waived its right to lease the Offered Space, Tenant’s rights as to the Offered Space shall terminate and not be subject to revival, and Landlord shall have the right to proceed to enter into a lease with anyone else for the Offered Space on any terms and conditions desired by Landlord, free and clear of Tenant’s rights under this Section 19.F. In no event shall the seven (7) business day period referred to in this paragraph above be extended as the result of any delay by Landlord in making the election described in the immediately preceding sentence.
Notwithstanding anything in this Section 19.F to the contrary, Landlord shall have no obligation to offer the Offered Space to Tenant during any period that Tenant is in default beyond applicable cure and notice provisions under any of the terms, covenants or conditions of this Lease. Notwithstanding anything in this Section 19.F to the contrary, if Landlord decides to build the First Expansion Building or Second Expansion Building on a speculative basis (i.e. without Landlord having entered into a lease for the space in such buildings or having received a letter of intent or other lease proposal from a third party for such space), this Section 19.F shall automatically terminate as to such space on the date that is sixty (60) days before the commencement of construction of the building in which such space is located or any site improvements to be constructed with respect to the such space; except however that in no event shall Landlord have the right to elect to build the First Expansion Building or Second Expansion Building on a speculative basis before expiration of the First Expansion Space Blackout Period. In addition, notwithstanding anything in this Section 19.F to the contrary, if Tenant is in default beyond applicable cure and notice provisions under any of the terms, covenants or conditions of this Lease at the time Tenant delivers its Offered Space Exercise Notice or at any time thereafter before the New Lease has been signed by Tenant and returned to Landlord, then Tenant’s exercise shall be ineffective and the time period for Tenant’s exercise of its rights under this Section 19.F shall not be extended as the result thereof. The rights granted to Tenant pursuant to this Section 19.F are personal and granted solely to ServiceNow, Inc., a Delaware corporation, or a Permitted Assignee, and are not exercisable by any other person or entity whether or not a Transfer has occurred. This Section 19.F and Tenant’s rights under this Section 19.F shall automatically terminate (i) upon the expiration or sooner termination of this Lease, (ii) upon expiration of the initial one hundred forty four (144) months of the Lease Term, or (iii) in the event of a foreclosure, deed in lieu of foreclosure transaction or other involuntary transfer of Landlord's interest in all or any portion of the Project or Phase 2, including without limitation pursuant to any loan encumbering the Project or Phase 2 at any time during the Lease Term or as the result of any condemnation proceeding. Tenant’s rights under this Section 19.F shall not apply during any holdover period. Not later than seven (7) business days after request by Landlord, Tenant shall deliver to Landlord Tenant’s written acknowledgment of the status of Tenant’s rights under this Section 19.F (including without limitation that such rights have been waived or terminated and are not subject to reinstatement, if that is the case) in form reasonably acceptable to Landlord. Tenant’s failure to deliver a written acknowledgment pursuant to the sentence immediately above within the required seven (7) business day period, shall be a material default by Tenant under this Lease as to which Tenant shall not be entitled to notice or opportunity to cure, and such failure shall not operate to negate, prevent or delay the waiver or termination of Tenant’s rights under this Section 19.F.

G.	Right of First Refusal to Lease Second Expansion Building.
If, and only if, Tenant leases the First Expansion Building pursuant to the right to first negotiation in Section 19.E above, then this Section 19.G shall apply. Notwithstanding any other provision of this Section 19.G, if Tenant does not lease the First Expansion Building pursuant to the right of first negotiation in Section 19.E above, then this Section 19.G shall be of no further force and effect as of the date Tenant’s rights under Section 19.E terminate. Subject to the foregoing, commencing on the Effective Date and continuing until the earlier of the date that Section 19.E terminates as to the Second Expansion Building or three (3) months following the delivery of Tenant’s Second Expansion Building Exercise Notice to Landlord (such period being the “Second Expansion Space Blackout Period”), Landlord agrees not to enter into a lease with any third party for space within the Second Expansion Building. Except as provided in this Section 19.G below, if Landlord and Tenant have not entered into a lease for the Second Expansion Building pursuant to Section 19.E above, then if following expiration of the Second Expansion Space Blackout Period and expiring at the end of the initial one hundred forty four (144) months of the Lease Term, Landlord receives a letter of intent or other lease proposal from a third (3rd) party to lease all or any portion of the rentable area within the Second Expansion

Building which Landlord is willing to accept (such letter of intent or lease proposal being the “Second Building Lease Proposal” and such space covered by such Lease Proposal being the “Second Building Offered Space”), then before entering into a binding agreement with such third party or any other party for the Second Building Offered Space, Landlord shall provide Tenant written notice (“Landlord’s Second Building Offer Notice”) advising Tenant that a Second Building Lease Proposal has been received from a third (3rd) party which Landlord desires to accept and describing the economic terms (meaning solely, for purposes of this Section 19.G, the rentable area to be leased, base monthly rent, base monthly rent escalations, landlord work and tenant improvements required to be constructed by Landlord prior to commencement of the lease term for the Second Building Offered Space (if any), tenant improvement allowance (if any), free rent period (if any), length of initial lease term, options to extend or renew (if any) and base monthly rent and escalations for any such extension or renewal period. Not later than seven (7) business days after delivery of Landlord’s notice to Tenant pursuant to this Section 19.G above, Tenant shall have the right to elect to lease the Second Building Offered Space in accordance with this Section 19.G below, by delivering written notice of such election to Landlord, time being of the essence with respect to the delivery of such written notice of election (the “Second Building Offered Space Exercise Notice”).
If Tenant does not deliver the Second Building Offered Space Exercise Notice to Landlord within said seven (7) business day period, Tenant shall be deemed to have rejected Landlord’s offer, and Landlord shall have the right to lease the Second Building Offered Space to anyone else at rents (meaning solely, for the purpose of this Section 19.G, base monthly rent and base monthly rent escalations for the initial term only (not any extension or renewal terms), free rent and tenant improvement allowance) that are not less than ninety three percent (93%) of the rents offered to Tenant, and otherwise on such other terms and conditions acceptable to Landlord in Landlord’s sole and absolute discretion, free of Tenant’s rights under this Section 19.G, provided that a lease for the Second Building Offered Space is entered into by Landlord not later than nine (9) months after the date that Tenant has notified Landlord that it does not desire to lease the Second Building Offered Space pursuant to Landlord’s Second Building Offer Notice or has been deemed to have elected not to lease the Second Building Offered Space, and upon Landlord’s entering into such lease Tenant’s rights under this Section 19.G shall terminate as to the Second Building Offered Space and shall not be subject to revival. If a lease with a third party is not entered into pursuant to the prior sentence within the required nine (9) month period, and Landlord wishes to enter into a lease for the Second Building Offered Space to anyone after the expiration of such nine (9) month period or for rents that are less than ninety three percent (93%) of the rents previously offered to Tenant, then Landlord must again deliver a Landlord’s Second Building Offer Notice to Tenant reflecting the economic terms upon which Landlord is willing to enter into a lease for the Second Building Offered Space, before entering into a lease for the Second Building Offered Space with anyone besides Tenant, and Tenant shall respond to this new Landlord’s Second Building Offer Notice in the time and manner provided for in this Section 19.G applicable to the original notice, and the terms and provision of this Section 19.G shall apply with respect to such new offer.
If Tenant delivers a Second Building Offered Space Exercise Notice to Landlord within the required seven (7) business day period, such election shall be irrevocable but subject to termination by Landlord at Landlord’s election as described below. If Tenant delivers a Second Building Offered Space Exercise Notice to Landlord within the required seven (7) business day period, then Landlord shall prepare and deliver to Tenant a lease (the “New Second Building Lease”) setting forth the terms in Landlord’s Second Building Offer Notice, but otherwise on the terms and conditions of this Lease to the extent not inconsistent with the terms in Landlord’s Second Building Offer Notice, except that (i) Sections 19.E, 19.F and this Section 19.G shall not apply, (ii) Sections 19.A through 19.D shall not apply if there are no extension or renewal offers in Landlord’s Offer Notice, (iii) the provisions relating to the Parking Garage Expansion shall not apply and (iv) the Second Building New Lease shall be cross-defaulted with this Lease and all other Additional Leases. A Second Building New Lease shall also constitute an Additional Lease pursuant to this Lease.

The New Lease presented to Tenant shall be promptly signed by both Parties, provided that it is in the form required by the immediately preceding paragraph. If the New Lease is not signed by Tenant and returned to Landlord within seven (7) business days after such lease is delivered to Tenant, then, at Landlord’s election (in Landlord’s sole and absolute discretion) by written notice to Tenant, Tenant shall be deemed to have waived its right to lease the Second Building Offered Space, Tenant’s rights as to the Second Building Offered Space shall terminate and not be subject to revival, and Landlord shall have the right to proceed to enter into a lease with anyone else for the Second Building Offered Space on any terms and conditions desired by Landlord, free and clear of Tenant’s rights under this Section 19.G. In no event shall the seven (7) business day period referred to in this paragraph above be extended as the result of any delay by Landlord in making the election described in the immediately preceding sentence.
Notwithstanding anything in this Section 19.G to the contrary, Landlord shall have no obligation to offer the Second Building Offered Space to Tenant during any period that Tenant is in default beyond applicable cure and notice provisions under any of the terms, covenants or conditions of this Lease. Notwithstanding anything in this Section 19.G to the contrary, if Landlord decides to build the Second Expansion Building on a speculative basis (i.e. without Landlord having entered into a lease for the space in such building or having received a letter of intent or other lease proposal from a third party for such space), this Section 19.G shall automatically terminate on the date that is sixty (60) days before the commencement of construction of the Second Expansion Building or any site improvements to be constructed with respect to the Second Expansion Building; except however that in no event shall Landlord have the right to elect to build the Second Expansion Building on a speculative basis before expiration of the Second Expansion Space Blackout Period. In addition, notwithstanding anything in this Section 19.G to the contrary, if Tenant is in default beyond applicable cure and notice provisions under any of the terms, covenants or conditions of this Lease at the time Tenant delivers its Second Building Offered Space Exercise Notice or at any time thereafter before the Second Building New Lease has been signed by Tenant and returned to Landlord, then Tenant’s exercise shall be ineffective and the time period for Tenant’s exercise of its rights under this Section 19.G shall not be extended as the result thereof. The rights granted to Tenant pursuant to this Section 19.G are personal and granted solely to ServiceNow, Inc., a Delaware corporation, or a Permitted Transferee, and are not exercisable by any other person or entity whether or not a Transfer has occurred. This Section 19.G and Tenant’s rights under this Section 19.G shall automatically terminate (i) upon the expiration or sooner termination of this Lease, (ii) upon expiration of the initial one hundred forty four (144) months of the Lease Term, or (iii) in the event of a foreclosure, deed in lieu of foreclosure transaction or other involuntary transfer of Landlord's interest in all or any portion of the Project or Phase 2, including without limitation pursuant to any loan encumbering the Project or Phase 2 at any time during the Lease Term or as the result of any condemnation proceeding. Tenant’s rights under this Section 19.G shall not apply during any holdover period. Not later than seven (7) business days after request by Landlord, Tenant shall deliver to Landlord Tenant’s written acknowledgment of the status of Tenant’s rights under this Section 19.G (including without limitation that such rights have been waived or terminated and are not subject to reinstatement, if that is the case) in form reasonably acceptable to Landlord. Tenant’s failure to deliver a written acknowledgment pursuant to the sentence immediately above within the required seven (7) business day period, shall be a material default by Tenant under this Lease as to which Tenant shall not be entitled to notice or opportunity to cure, and such failure shall not operate to negate, prevent or delay the waiver or termination of Tenant’s rights under this Section 19.G.

20.	GENERAL PROVISIONS:

A.	Attorney’s Fees:
In the event a suit or alternative form of dispute resolution is brought for the possession of the Premises, for the recovery of any sum due hereunder, to interpret the Lease, or because of the breach of any other covenant herein; then the losing party shall pay to the prevailing party reasonable attorney’s fees and costs incurred in connection with such proceeding, including the expense of expert witnesses, depositions and court testimony. The prevailing party shall also be entitled to recover all costs and expenses including reasonable attorney’s fees incurred in enforcing any judgment or award against the other party. The foregoing provision relating to post-judgment costs is severable from all other provisions of this Lease.

B.	Authority of Parties:
If Tenant is a corporation, partnership or other entity, Tenant and each individual signing this Lease on behalf of Tenant represents and warrants that Tenant is duly formed and in good standing, that each individual signing this Lease is duly authorized to execute and deliver this Lease on behalf of Tenant and to bind Tenant to this Lease in accordance with Tenant’s governing documents, and that this Lease is binding upon Tenant in accordance with its terms. At Landlord’s request, Tenant shall provide Landlord with corporate resolutions or other proof in a form reasonably acceptable to Landlord, of the authorizations described in this Section 20.B. In lieu of a resolution, the Lease may be executed by (i) the president or vice president and (ii) the chief financial officer, corporate secretary or assistant secretary of Tenant as contemplated by California Corporations Code Section 313, provided that evidence reasonably acceptable to Landlord that the signers are in fact such officers of Tenant.

C.	Brokers:
Tenant represents it has not utilized or contacted a real estate broker or finder with respect to this Lease other than Jim Abarta of Colliers International (“Tenant’s Broker”), representing Tenant, and Cornish and Carey Newmark (“Landlord’s Broker”), representing Landlord. Tenant agrees to indemnify, defend with counsel reasonably acceptable to Landlord and hold Landlord and the Landlord Related Parties harmless from and against all claims, liabilities, obligations, penalties, fines, actions, losses, damages, costs or expenses (including without limitation reasonable attorneys fees) asserted by any other broker or finder claiming through Tenant or suffered or incurred by Landlord as the result of Tenant’s breach of its representation in this paragraph above, other than the commission payable to Tenant’s Broker and to Landlord’s Broker pursuant to the next sentence. Landlord shall pay to Landlord’s Broker and Tenant’s Broker a leasing commission for this Lease pursuant to one or more separate written agreements between Landlord and such brokers.

D.	Choice of Law:
This Lease shall be governed by and construed in accordance with California law. Venue for all court proceedings or alternative forms of dispute resolution proceedings shall be Santa Clara County, California.

E.	ARBITRATION OF DISPUTES:
LANDLORD AND TENANT AND ANY OTHER PARTY THAT MAY BECOME A PARTY TO THIS LEASE OR BE DEEMED A PARTY TO THIS LEASE, AND THEIR RESPECTIVE SUCCESSORS, ASSIGNS AND SUBTENANTS, AGREE THAT, EXCEPT FOR ANY CLAIM BY LANDLORD FOR (I) UNLAWFUL DETAINER, OR (II) TENANT’S FAILURE TO PAY THE BASE MONTHLY RENT, ANY CONTROVERSY, DISPUTE, OR CLAIM OF WHATEVER NATURE ARISING OUT OF, IN CONNECTION WITH OR IN RELATION TO THE INTERPRETATION, PERFORMANCE OR BREACH OF THIS LEASE, INCLUDING ANY CLAIM BASED ON CONTRACT, TORT, OR STATUTE, SHALL BE RESOLVED AT THE REQUEST OF ANY PARTY TO THIS LEASE, OR THEIR RESPECTIVE SUCCESSORS, ASSIGNS AND SUBTENANTS, THROUGH DISPUTE RESOLUTION PROCESS ADMINISTERED BY J.A.M.S., OR IF J.A.M.S. NO LONGER EXISTS THEN THROUGH SUCH OTHER DISPUTE RESOLUTION SERVICE REASONABLY SELECTED BY LANDLORD, OR IF THE PARTIES AGREE TO ANOTHER DISPUTE RESOLUTION SERVICE THEN PURSUANT TO SUCH OTHER DISPUTE RESOLUTION SERVICE MUTUALLY ACCEPTABLE TO THE PARTIES, LOCATED IN

SANTA CLARA COUNTY, CALIFORNIA. THE DISPUTE RESOLUTION PROCESS SHALL CONSIST OF A FINAL AND BINDING ARBITRATION ADMINISTERED BY AND IN ACCORDANCE WITH THE THEN EXISTING RULES AND PRACTICES OF J.A.M.S. OR OTHER JUDICIAL MEDIATION SERVICE SELECTED AS DESCRIBED ABOVE, AND JUDGMENT UPON ANY AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED BY ANY STATE OR FEDERAL COURT HAVING JURISDICTION THEREOF AS PROVIDED BY CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1280 ET. SEQ, AS SAID STATUTES THEN APPEAR, INCLUDING ANY AMENDMENTS TO SAID STATUTES OR SUCCESSORS TO SAID STATUTES OR AMENDED STATUTES, EXCEPT THAT IN NO EVENT SHALL THE PARTIES BE ENTITLED TO PROPOUND INTERROGATORIES OR REQUESTS FOR ADMISSIONS DURING THE ARBITRATION PROCESS. THE ARBITRATOR SHALL BE A RETIRED JUDGE OR A LICENSED CALIFORNIA ATTORNEY. THE VENUE FOR ANY SUCH ARBITRATION SHALL BE IN SANTA CLARA COUNTY, CALIFORNIA.
NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THIS “ARBITRATION OF DISPUTES” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THIS “ARBITRATION OF DISPUTES” PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.
WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS “ARBITRATION OF DISPUTES” PROVISION TO NEUTRAL ARBITRATION.
Landlord: _/s/ JS_____ Tenant: _/s/ MS /s/ RS______

F.	Entire Agreement:
This Lease and the exhibits attached hereto contain all of the agreements and conditions made between the Parties hereto and may not be modified orally or in any other manner other than by written agreement signed by all parties hereto or their respective successors in interest. This Lease supersedes and revokes all previous negotiations, letters of intent, lease proposals, brochures, agreements, representations, promises, warranties, and understandings, whether oral or in writing, between the parties or their respective representatives or any other person purporting to represent Landlord or Tenant.

G.	Entry by Landlord:
Upon not less than one (1) business day’s prior notice to Tenant (except in case of emergency, where no prior notice shall be required) and subject to Tenant’s reasonable security regulations, Tenant shall permit Landlord and Landlord’s agents to enter into and upon the Premises at all reasonable times, and without any rent abatement or reduction or any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises thereby occasioned, for the following purposes: (i) inspecting and maintaining the Premises; (ii) making repairs, alterations or additions to the Premises; (iii) erecting additional building(s) and improvements on the land where the Premises are situated or on adjacent land owned by Landlord; (iv) performing any obligations of Landlord under the Lease including remediation of Hazardous Materials if determined to be the responsibility of Landlord, (v) posting and keeping posted thereon notices of non responsibility for any construction, alteration or repair thereof, as required or permitted by any law, and (vi) placing “For Sale” signs, and showing the Premises to Landlord’s existing or potential successors, purchasers and lenders. Tenant shall permit Landlord and Landlord’s agents, at any time during the Lease Term that Tenant is in default under this Lease beyond applicable notice and cure periods granted in this Lease, to place upon the Premises “For Lease” signs, and at any time within nine (9) months prior to the Expiration Date, or at any time during the Lease Term that Tenant is in default under this Lease beyond applicable notice and cure periods granted in this Lease, to exhibit the Premises to leasing real estate brokers and prospective tenants at reasonable hours.

H.	Estoppel Certificates:
At any time during the Lease Term, Tenant shall, within seven (7) business days following written notice from Landlord, execute and deliver to Landlord a written statement certifying, if true, the following: (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification); (ii) the date to which rent and other charges are paid in advance, if any; (iii) acknowledging that there are not, to Tenant’s current actual knowledge, any uncured defaults on Landlord’s part hereunder (or specifying such defaults if they are claimed); and (iv) such other information as Landlord may reasonably request. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of Landlord’s interest in the Premises. Tenant’s failure to deliver such statement within such time shall be conclusive upon the Tenant that this Lease is in full force and effect without modification, except as may be represented by Landlord, and that there are no uncured defaults in Landlord’s performance. Tenant agrees to provide, within seven (7) business days after Landlord’s request, Tenant’s most recent three (3) years of audited financial statements for Landlord’s use in financing or sale of the Premises or Landlord’s interest therein, except that as to any period during which Tenant is a public company Tenant shall not be required to provide such audited financial statements if audited financial statements (in English) are otherwise available to Landlord on the internet at the time Landlord desires such audited financial statements.

I.	Exhibits:
All exhibits referred to are attached to this Lease and incorporated by reference.

J.	Interest:
All rent due hereunder, if not paid when due, shall bear interest at the Agreed Interest Rate. This provision shall survive the expiration or sooner termination of the Lease. Despite any other provision of this Lease, the total liability for interest payments shall not exceed the limits, if any, imposed by the usury laws of the State of California. Any interest paid in excess of those limits shall be refunded to Tenant by application of the amount of excess interest paid against any sums outstanding in any order that Landlord requires. If the amount of excess interest paid exceeds the sums outstanding, the portion exceeding those sums shall be refunded in cash to Tenant by Landlord. To ascertain whether any interest payable exceeds the limits imposed, any non-principal payment (including late charges) shall be considered to the extent permitted by law to be an expense, fee or premium rather than interest.

K.	[Intentionally deleted]

L.	No Presumption Against Drafter:
Landlord and Tenant understand, agree and acknowledge that this Lease has been freely negotiated by both Parties; and that in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

M.	Notices:
All notices, demands, requests, or consents required to be given under this Lease shall be sent in writing by U.S. certified mail, return receipt requested, by nationally recognized overnight courier, cost prepaid, or by personal delivery addressed to the Landlord at the address for Landlord specified in Section 1 above of this Lease, and addressed to Tenant at the address for Tenant specified in this Section below, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days prior notice to the notifying party; provided that such other address shall not be a P.O Box or other address to which personal service or overnight courier delivery cannot be effectuated. When this Lease requires service of a notice, that notice shall be deemed to constitute and satisfy the requirements of any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure Section 1161 or any similar or successor statute. Tenant’s address for notices, subject to this Section above, shall be as follows:
Prior to the Commencement Date:
ServiceNow, Inc.
3260 Jay Street
Santa Clara, CA 95054
Attention: Chief Financial Officer
With a copy to:
ServiceNow, Inc.
3260 Jay Street
Santa Clara, CA 95054
Attention: Director of Real Estate
And
Colliers International
3825 Hopyard Rd., Suite 195
Pleasanton, CA 94588
Attention: Jim Abarta
Executive Vice President
After the Commencement Date:
ServiceNow, Inc.
2225 Lawson Lane
Santa Clara, CA 95054
Attention: Chief Financial Officer
With a copy to:
ServiceNow, Inc.
2225 Lawson Lane
Santa Clara, CA 95054
Attention: Director of Real Estate
And

Colliers International
3825 Hopyard Rd., Suite 195
Pleasanton, CA 94588
Attention: Jim Abarta
Executive Vice President

N.	Property Management:
In addition, Tenant agrees to pay Landlord along with the expenses to be reimbursed by Tenant a monthly fee for management services rendered by either Landlord or a third party manager engaged by Landlord (which may be a party affiliated with Landlord), in the amount of one and one-half percent (1.5%) of the Base Monthly Rent.

O.	Rent:
All monetary sums due from Tenant to Landlord under this Lease, including, without limitation those referred to as “additional rent”, shall be deemed as rent.

P.	Representations:
Except for the provisions of this Lease, Tenant acknowledges that neither Landlord nor any of its employees or agents have made any agreements, representations, warranties or promises with respect to the Premises or Project or with respect to present or future rents, expenses, operations, tenancies or any other matter. Except as herein expressly set forth herein, Tenant relied on no statement of Landlord or its employees or agents for that purpose.

Q.	Rights and Remedies:
Subject to Section 14 above, all rights and remedies hereunder are cumulative and not alternative to the extent permitted by law, and are in addition to all other rights and remedies in law and in equity.

R.	Severability:
If any term or provision of this Lease is held unenforceable or invalid by a court of competent jurisdiction, the remainder of the Lease shall not be invalidated thereby but shall be enforceable in accordance with its terms, omitting the invalid or unenforceable term.

S.	Submission of Lease:
Submission of this document for examination or signature by the Parties does not constitute an option or offer to lease the Premises on the terms in this document or a reservation of the Premises in favor of Tenant. This document is not effective as a lease or otherwise until executed and delivered by both Landlord and Tenant.

T.	Subordination:
This Lease is subject and subordinate to ground and underlying leases, mortgages and deeds of trust (collectively “Encumbrances”) which may now affect the Premises, to any covenants, conditions or restrictions of record, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the holder or holders of any such Encumbrance (“Holder”) require that this Lease be prior and superior thereto, within seven (7) business days after written request of Landlord to Tenant, Tenant shall execute, have acknowledged and deliver all documents or instruments, in commercially reasonable form presented to Tenant, which Landlord or Holder deems necessary or desirable for such purposes. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all Encumbrances which are now or may hereafter be executed covering the Premises or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided only, that with respect to Encumbrances created after the Effective Date, in the event of termination of any such lease or upon the foreclosure of any such mortgage or deed of trust, Holder agrees to recognize Tenant’s rights under this Lease as long as Tenant is not then in default beyond applicable notice and cure period. Within seven (7) business days after Landlord’s written request, Tenant shall execute any commercially reasonable documents required by Landlord or the Holder to make this Lease subordinate to any lien of the Encumbrance. If Tenant fails to do so, then in addition to such failure constituting a default by Tenant, it shall be deemed that this Lease is so subordinated to such Encumbrance. Notwithstanding anything to the contrary in this Section 20.T, Tenant hereby attorns and agrees to attorn to any entity purchasing or otherwise acquiring the Premises at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under such Encumbrance. Landlord represents that the Building is not subject to any Encumbrance as of the Effective Date. Notwithstanding anything to the contrary herein, the subordination of this Lease to any future Encumbrance shall be conditioned upon the delivery from any such future lenders or ground lessors of the Premises of a written agreement in commercially reasonable form which provides that in the event of termination of any such lease or upon the foreclosure of any such mortgage or deed of trust, Holder agrees to recognize Tenant’s rights under this Lease as long as Tenant is not then in default beyond applicable notice and cure periods and containing such other provisions reasonably required by Landlord or such Holder.

U.	Survival of Indemnities:
All indemnification, defense, and hold harmless obligations of Landlord and Tenant under this Lease shall survive the expiration or sooner termination of the Lease.

V.	Time:
Time is of the essence hereunder.

W.	Transportation Demand Management Programs:
Should a government agency or municipality require Landlord to institute TDM (Transportation Demand Management) facilities and/or programs, Tenant agrees that the cost of TDM imposed facilities and programs required specifically on the Premises (as opposed to for the Project generally), including but not limited to employee showers, lockers, cafe, or lunchroom facilities, shall be paid by Tenant. Further, any ongoing costs or expenses associated with a TDM program which are required specifically for the Premises and not provided by Tenant, such as an on-site TDM coordinator, shall be provided by Landlord with such costs being included as additional rent and reimbursed to Landlord by Tenant within thirty (30) days after demand. If TDM facilities and programs are instituted on a Project wide basis, Tenant shall pay Tenant’s Allocable Share of such costs in accordance with Section 9.E above.

X.	Waiver of Right to Jury Trial:
To the extent then authorized by law as of the time of any actual litigation between them and to the extent not already encompassed within the various agreements to arbitrate otherwise contained herein, and as an alternative to arbitration should arbitration for any reason not be enforced, Landlord and Tenant waive their respective rights to trial by jury of any contract or tort claim, counterclaim, cross-complaint, or cause of action in any action, proceeding, or hearing brought by either party against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Premises, including any claim of injury or damage or the enforcement of any remedy under any current or future law, statute, regulation, code, or ordinance.

Y.	General:
The captions and section headings of this Lease are for convenience of reference only, and shall not be used to limit, extend or interpret the meaning of any part of this Lease. This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Signatures and initials to this Lease created by the signer by electronic means and/or transmitted by telecopy or other electronic transmission shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Lease with its actual signature and initials to the other party, but a failure to do so shall not affect the enforceability of this Lease, it being expressly agreed that each party to this Lease shall be bound by its own electronically created and/or telecopied or electronically transmitted signature and initials and shall accept the electronically created and/or telecopied or electronically transmitted signature and initials of the other party to this Lease. All agreements by Tenant contained in this Lease, whether expressed as covenants or conditions, shall be construed to be both covenants and conditions, conferring upon Landlord, in the event of a breach thereof, the right to terminate this Lease. As used in this Lease, the phrase “beyond applicable notice and cure periods” or similar phrases means and is limited to applicable notice and cure periods expressly granted in this Lease.

//// [Signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the day and year first above written.

Landlord:
SI 55, LLC,
a California limited liability company
By: Sobrato Interests 3,
   a California limited partnership
Its: Sole Member
   By: Sobrato Development Companies, LLC,
      a California limited liability company
   Its: General Partner

      By: _/s/ John Michael Sobrato ______
             John Michael Sobrato
      Its: Manager
Tenant: SERVICENOW, INC., a Delaware corporation By: /s/Michael P. Scarpelli Its: Chief Financial Officer By: /s/ Robert Specker Its: General Counsel

EXHIBIT “A” – Site Plan Showing Buildings, Collaborative Space and Amenities Building

Scott Blvd
Lawson Ln
Lawson Ln
2225
2235
Garage
2215
Central Expy
Central Expy G6
G6 Central Expy
1 inch = 178 feet
N

Ex A

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EXHIBIT “B” – Description of Tenant Improvement Plans and Specification
(To Be Attached)

EXHIBIT “C” – Photo of LED Sign

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EXHIBIT “D” – Landlord’s Work

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EXHIBIT “D” – Landlord’s Work

PARKING GARAGE
BOCCE BALL COURT
AMENITIES BUILDING
DUAL SIDED FIREPLACE
2225 LAWSON
2215 LAWSON
DECKING OVER POND
OUTDOOR BARBECUE AND BAR
OUTDOOR BARBECUE AND BAR

LAWSON LANE - COURTYARD IMPROVEMENTS

08.12.14

Scale: 1/16" = 1'-0"

THE GUZZARDO PARTNERSHIP INC.
Landscape Architects • Land Planners

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EXHIBIT “D” – Landlord’s Work

(E) 2 HOUR VESTIBULE
114
(E) F.E.C.
PRIVATE DINING
113
DINING
112
F.E.C.
STOR.
110
WOMEN
109
MEN
108
JAN.
107
DINING
111
SERVERY
101
CHANGING ROOM
105
OFFICE
106
F.E.C.
(E) ELECTRICAL ROOM
103
F.E. (E)
KITCHEN
102
JAN.
104

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EXHIBIT “E” – Environmental Reports

•	Soil and Foundation Investigation, United Soil Engineering, Inc., March 1978

•	Closure Report of the Integrated Silicon Solution, Inc. Facility, All Chemical Disposal, Inc., 2/14/07

•	Phase I Environmental Site Assessment, PES Environmental, 5/16/07

•	Non-Hazardous Waste Data Form, World Environmental & Energy, Inc., September 2007

•	Work Plan/Repair of Previously Destroyed Agricultural Well, PES Environmental, 1/15/08

•	Work Plan/Shallow Soil Sampling, PES Environmental, 4/18/08

•	REVISED Work Plan/Shallow Soil Sampling, PES Environmental, 4/21/08

•	Shallow Soil Sampling Report, PES Environmental, 5/1/08

•	Well Destruction Report for Permit #78D0063, PES Environmental, 11/30/09

•	Manifest Fee For 2009 Manifests, California Environmental Protection Agency, December 2009

•	Dust Monitoring Survey, Sterling & Associates, Inc., 8/31/11

•	Hazardous Materials Post-Closure Report, LMS Enterprises, 8/13/04

•	Phase 1 Environmental Site Assessment, Nova Consulting Group, 3/17/06

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TABLE OF CONTENTS
Page

1.	PARTIES: 1

2.	PREMISES: 1

3.	USE: 5

A.	Permitted Uses: 5

B.	Uses Prohibited: 6

C.	Advertisements and Signs: 6

D.	Covenants, Conditions and Restrictions: 7

E.	Sustainability Requirements: 8

4.	TERM AND RENTAL: 8

A.	Term; Base Monthly Rent: 8

B.	Intentionally Omitted: 10

C.	Late Charge: 10

5.	SECURITY DEPOSIT: 11

A.	Amount and Purpose: 11

B.	Requirements of Letter of Credit: 11

6.	CONSTRUCTION: 13

A.	Landlord’s Work: 13

B.	Tenant Improvement Construction: 14

C.	Tenant Improvement Costs: 15

D.	Space Plan Allowance: 16

E.	Construction Related Accessibility Standards Notice: 16

7.	COVENANTS TO SURRENDER: 16

A.	Surrender: 16

B.	Failure to Surrender: 17

8.	ALTERATIONS & ADDITIONS: 18

A.	General Provisions: 18

B.	Free From Liens: 19

C.	Compliance With Governmental Regulations: 19

D.	Insurance Requirements: 19

E.	Rooftop Rights. 20

9.	MAINTENANCE OF PREMISES: 20

A.	Landlord’s Obligations: 20

B.	Tenant’s Obligations: 20

C.	Obligations Regarding Reimbursable Operating Costs: 21

D.	Reimbursable Operating Costs: 22

E.	Tenant’s Allocable Share: 24

F.	Waiver of Liability: 24

10.	INSURANCE: 24

A.	Tenant’s Use: 24

B.	Landlord’s Insurance: 24

C.	Tenant’s Insurance: 25

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D.	Waiver: 26

11.	TAXES: 26

12.	UTILITIES: 26

13.	TOXIC WASTE AND ENVIRONMENTAL DAMAGE: 27

A.	Use of Hazardous Materials: 27

B.	Tenant’s Indemnity Regarding Hazardous Materials: 28

C.	Notice of Release or Violation: 28

D.	Remediation Obligations: 29

E.	Environmental Monitoring: 29

F.	Landlord Indemnification: 29

14.	TENANT’S DEFAULT 30

A.	Events of Default 30

B.	Remedies: 31

C.	Right to Re-enter: 31

D.	Continuation of Lease: 32

E.	No Termination: 32

F.	Non-Waiver: 32

G.	Performance by Landlord: 32

H.	[Intentionally deleted] 32

15.	LANDLORD’S LIABILITY: 32

A.	Limitation on Landlord’s Liability: 32

B.	Limitation on Tenant’s Recourse: 33

C.	Indemnification of Landlord: 33

16.	DESTRUCTION OF PREMISES: 34

A.	Landlord’s Obligation to Restore: 34

B.	Limitations on Landlord’s Restoration Obligation: 34

17.	CONDEMNATION: 35

18.	ASSIGNMENT OR SUBLEASE: 35

A.	Consent by Landlord: 35

B.	Assignment or Subletting Consideration: 37

C.	No Release: 38

D.	Reorganization of Tenant: 38

E.	Permitted Transfers 39

F.	Effect of Default: 39

G.	Conveyance by Landlord: 39

H.	Successors and Assigns: 40

I.	Sublease Requirements: 40

19.	OPTION TO EXTEND THE LEASE TERM: 40

A.	Grant and Exercise of Option: 40

B.	Determination of Fair Market Rental: 41

C.	Resolution of a Disagreement over the Fair Market Rental: 42

D.	Personal to Tenant: 42

E.	Right of First Negotiation to Lease Additional Space: 42

F.	Right of First Refusal to Lease Expansion Building Space: 44

G.	Right of First Refusal to Lease Second Expansion Building. 46

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20.	GENERAL PROVISIONS: 49

A.	Attorney’s Fees: 49

B.	Authority of Parties: 49

C.	Brokers: 49

D.	Choice of Law: 49

E.	ARBITRATION OF DISPUTES: 49

F.	Entire Agreement: 50

G.	Entry by Landlord: 50

H.	Estoppel Certificates: 51

I.	Exhibits: 51

J.	Interest: 51

K.	[Intentionally deleted] 52

L.	No Presumption Against Drafter: 52

M.	Notices: 52

N.	Property Management: 52

O.	Rent: 52

P.	Representations: 53

Q.	Rights and Remedies: 53

R.	Severability: 53

S.	Submission of Lease: 53

T.	Subordination: 53

U.	Survival of Indemnities: 54

V.	Time: 54

W.	Transportation Demand Management Programs: 54

X.	Waiver of Right to Jury Trial: 54

Y.	General: 54

EXHIBIT “A” – Site Plan Showing Buildings, Collaborative Space and Amenities Building	i

EXHIBIT “B” – Description of Tenant Improvement Plans and Specifications	i

EXHIBIT “C” – Photo of LED Sign	i

EXHIBIT “D” – Landlord's Work	i

EXHIBIT “E” – Environmental Reports	i

TABLE OF CONTENTS	i

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